===============================================================================

                        CNL HOSPITALITY PROPERTIES, INC.

                    Supplement No. 3, dated February 17, 2000
                        to Prospectus, dated June 4, 1999

===============================================================================

         This Supplement is part of, and should be read in conjunction with, the Prospectus dated June 4, 1999. This Supplement replaces all prior Supplements to the Prospectus. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed properties for which the Company has received initial commitments and as to the number and types of Properties acquired by the Company is presented as of January 7, 2000, and all references to commitments or Property acquisitions should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after January 7, 2000, will be reported in a subsequent Supplement.

                                  THE OFFERINGS

         Upon completion of its Initial Offering on June 17, 1999, the Company had received aggregate subscriptions for 15,007,264 Shares totalling $150,072,637 in Gross Proceeds, from 5,567 stockholders, including 7,264 Shares ($72,637) issued pursuant to the Reinvestment Plan. Following the completion of the Initial Offering, the Company commenced this offering of up to 27,500,000 Shares. As of January 7, 2000, the Company had received aggregate subscriptions for 29,217,898 Shares totalling $292,178,981 in Gross Proceeds, including 50,392 Shares ($503,917) issued pursuant to the Reinvestment Plan from its Initial Offering and this offering. As of January 7, 2000, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses, totalled approximately $135,700,000. The Company has used Net Offering Proceeds from the offerings to invest, directly or indirectly, approximately $137,100,000 in 11 hotel Properties, to pay $6,600,000 as deposits on five additional hotel Properties, to redeem 12,885 Shares of Common Stock for $118,542 and to pay approximately $14,300,000 in Acquisition Fees and certain Acquisition Expenses, leaving approximately $105,200,000 available to invest in Properties and Mortgage Loans. See "Business -- Pending Investments" for information on six Properties the Company has entered into commitments to acquire.

         As described in "The Offering" section of the Prospectus, the Board of Directors may determine to engage in future offerings of Common Stock. In connection therewith, the Board of Directors has approved a third offering by the Company (the "2000 Offering") of up to 45,000,000 Shares which is expected to commence immediately following the completion of this offering. Of the 45,000,000 Shares expected to be offered, up to 5,000,000 Shares are expected to be available to stockholders purchasing through the Reinvestment Plan. Until such time, if any, as the stockholders approve an increase in the number of authorized Shares of Common Stock of the Company, the 2000 Offering will be limited to 20,000,000 Shares. The Board of Directors expects to submit, for a vote of the stockholders at a meeting expected to be held in May 2000, a proposal to increase the number of authorized Shares of Common Stock of the Company from 60,000,000 to 150,000,000. The price per Share and the other terms of the 2000 Offering, including the percentage of gross proceeds payable to the Managing Dealer for Selling Commissions and expenses in connection with the offering, payable to the Advisor for Acquisition Fees and Acquisition Expenses and reimbursable to the Advisor for Offering Expenses, are expected to be the same as those for this offering. Net proceeds from the 2000 Offering are expected to be invested in additional Properties and Mortgage Loans. The Company believes that the net proceeds received from the 2000 Offering and any additional offerings will enable the Company to continue to grow and take advantage of acquisition opportunities until such time, if any, that the Company's Shares are listed on a national securities exchange or over-the-counter market. Under the Company's Articles of Incorporation, if the Company does not List by December 31, 2007, it will commence an orderly liquidation of its Assets, and the distribution of the proceeds therefrom to its stockholders.

                             MANAGEMENT COMPENSATION

         For information concerning compensation and fees paid to the Advisor and its Affiliates since the date of inception of the Company, see "Certain Transactions."

                              CONFLICTS OF INTEREST

         The following information updates and replaces the "Conflicts of Interest" section as well as the last paragraph under the heading "Acquisition of Properties" on page 31 of the Prospectus.

         The Company will be subject to various conflicts of interest arising out of its relationship to the Advisor and its Affiliates, as described below.

         The following indicates the relationship between the Company, the Advisor and CNL Financial Group, Inc., including its Affiliates that will provide services to the Company.

                          CNL Financial Group, Inc. (1)
              Subsidiaries, Affiliates and Strategic Business Units

         Capital Markets:                                        Retail:
         ---------------                                         ------
             CNL Capital Markets, Inc. (2)                           Commercial Net Lease Realty, Inc. (6)
                CNL Investment Company
                   CNL Securities Corp. (3)                      Restaurant:
                                                                 ----------
             CNL Institutional Advisors, Inc.                        CNL American Properties Fund, Inc. (7)

         Administrative Services:                                Hospitality:
         -----------------------                                 -----------
             CNL Shared Services, Inc. (4)                           CNL Hospitality Properties, Inc. (8)

         Real Estate Services:                                   Health Care:
         --------------------                                    -----------
             CNL Real Estate Services, Inc. (5)                      CNL Health Care Properties, Inc. (9)
                CNL Hospitality Corp.
                (formerly CNL Hospitality Advisors, Inc.)        Financial Services:
                                                                 ------------------
                CNL Hotel Development Company                        CNL Finance, Inc.
                CNL Health Care Corp.                                  CNL Capital Corp.
                   CNL Health Care Development, Inc.                   CNL Advisory Services, Inc.
                CNL Corporate Properties, Inc.
                CNL Community Development Corp.
                CNL Properties, Inc.


(1) CNL Financial Group, Inc. (formerly CNL Group, Inc.) is a wholly owned subsidiary of CNL Holdings, Inc. James M. Seneff, Jr., Chairman of the Board and Chief Executive Officer of the Company, shares ownership and voting control of CNL Holdings, Inc. with Dayle L. Seneff, his wife.

(2) CNL Capital Markets, Inc. is a wholly owned subsidiary of CNL Financial Group, Inc. and is the parent company of CNL Investment Company.

(3) CNL Securities Corp. is a wholly owned subsidiary of CNL Investment Company and has served as managing dealer in the offerings for various CNL public and private real estate programs, including the Company.

(4) CNL Shared Services, Inc. (formerly CNL Corporate Services, Inc.) is a wholly owned subsidiary of CNL Holdings, Inc., and together with other Affiliates provides administrative services for various CNL entities, including the Company.

(5) CNL Real Estate Services, Inc., a wholly owned subsidiary of CNL Financial Group, Inc., is the parent company of CNL Hospitality Corp.; CNL Health Care Corp.; CNL Corporate Properties, Inc.; CNL Properties, Inc.; and CNL Community Development Corp.

(6) Commercial Net Lease Realty, Inc. is a REIT listed on the New York Stock Exchange. Effective January 1, 1998, CNL Realty Advisors, Inc. and Commercial Net Lease Realty, Inc. merged, at which time Commercial Net Lease Realty, Inc. became self advised. James M. Seneff, Jr. continues to hold the positions of Chief Executive Officer and Chairman of the Board, and Robert A. Bourne continues to hold the position of Vice Chairman of the Board of Commercial Net Lease Realty, Inc.

(7) CNL American Properties Fund, Inc. is a public, unlisted REIT. Effective September 1, 1999, CNL Fund Advisors, Inc., CNL Financial Services, Inc., CNL Financial Corp. and CNL American Properties Fund, Inc. merged, at which time CNL American Properties Fund, Inc. became self advised. James M. Seneff, Jr. continues to hold the position of Chairman of the Board and Robert A. Bourne continues to hold the position of Vice Chairman of the Board of CNL American Properties Fund, Inc.

(8) CNL Hospitality Properties, Inc. is a public, unlisted REIT. James M. Seneff, Jr. holds the positions of Chief Executive Officer and Chairman of the Board, and Robert A. Bourne holds the positions of President and Vice Chairman of the Board of CNL Hospitality Properties, Inc. CNL Hospitality Corp., a majority owned subsidiary of CNL Real Estate
         Services, Inc., provides management and advisory services to the Company pursuant to the Advisory Agreement.

(9) CNL Health Care Properties, Inc. is a public, unlisted REIT. James M. Seneff, Jr. holds the positions of Chief Executive Officer and Chairman of the Board, and Robert A. Bourne holds the positions of President and director of CNL Health Care Properties, Inc. CNL Health Care Corp., a majority owned subsidiary of CNL Real Estate Services, Inc., provides management and advisory services to the Company pursuant to the Advisory Agreement.


ACQUISITION OF PROPERTIES

         The Company will supplement this Prospectus during the offering period to disclose the acquisition of a Property at such time as the Advisor believes that a reasonable probability exists that the Company will acquire the Property, including an acquisition from the Advisor or its Affiliates. Based upon the experience of management of the Company and the Advisor and the proposed acquisition methods, a reasonable probability that the Company will acquire a Property normally will occur as of the date on which (i) a commitment letter is executed by a proposed tenant, (ii) a satisfactory credit underwriting for the proposed tenant has been completed, (iii) a satisfactory site inspection has been completed, and (iv) a nonrefundable deposit has been paid on the Property.

                                    BUSINESS

GENERAL

         The following information updates and replaces the paragraph at the bottom of page 39, the table at the top of page 40, the last full paragraph on page 40 and the first paragraph under the heading "Investment of Offering Proceeds" on page 42 of the Prospectus.

         The Company will invest Net Offering Proceeds in Properties of selected national and regional limited service, extended stay and full service Hotel Chains. The Company believes that attractive opportunities exist to acquire limited service, extended stay and full service hotels in urban and resort locations. According to Smith Travel Research, a leading provider of lodging industry statistical research, the hotel industry has been steadily improving its financial performance over the past eight consecutive years. Also according to Smith Travel Research, in 1998, the industry reached its highest absolute level of pre-tax profits in its history at $20.9 billion, which is 23% more than 1997 and nearly double the amount earned in 1996.

                                 Pre-Tax Profits
                             of Hospitality Industry
                                  (in billions)

                     Year                        Profitability
                     ----                        -------------
                     1993                              $2.4
                     1994                               5.5
                     1995                               8.5
                     1996                              12.5
                     1997                              17.0
                     1998                              20.9

         Source:  Smith Travel Research

         According to American Hotel & Motel Association data, in 1997, Americans traveling in the United States spent more than $1.38 billion per day, $57.4 million per hour and $955,800 per minute on travel and tourism. In 1998, total travel expenditures in the United States generated $495.1 billion in sales. In addition, there were 51,000 hotel properties which included over 3.9 million hotel rooms. Hotels are a vital part of travel and tourism. In the United States, the tourism industry, which globally is the world's largest industry, is currently ranked third behind auto sales and retail food sales. In terms of employment, the hotel industry supports over 7.6 million direct jobs, generating $20.2 billion in wages. According to Smith Travel Research data, United States lodging industry sales reached over $93 billion in 1998.


INVESTMENT OF OFFERING PROCEEDS

         The Company has undertaken to supplement this Prospectus during the offering period to disclose the use of proceeds of this offering to acquire Properties at such time as the Company believes that a reasonable probability exists that any such Property will be acquired by the Company. Based upon the experience and acquisition methods of the Affiliates of the Company and the Advisor, this normally will occur, with regard to acquisition of Properties, as of the date on which (i) a commitment letter is executed by a proposed tenant,
(ii) a satisfactory credit underwriting for the proposed tenant has been completed, (iii) a satisfactory site inspection has been completed, and (iv) a nonrefundable deposit has been paid on the Property. However, the initial disclosure of any proposed acquisition, cannot be relied upon as an assurance that the Company ultimately will consummate such proposed acquisition or that the information provided concerning the proposed acquisition will not change between the date of such supplement and the actual purchase or extension of financing. The terms of any borrowing by the Company will also be disclosed by supplement following receipt by the Company of an acceptable commitment letter from a potential lender.

PROPERTY ACQUISITIONS

         The   following   information   updates  and  replaces  the   "Property
Acquisitions" section of the Prospectus.

         Atlanta Portfolio. On July 31, 1998, the Company acquired two hotel Properties. The Properties are the Residence Inn(R) by Marriott(R) located in the Buckhead (Lenox Park) area of Atlanta, Georgia (the "Buckhead (Lenox Park) Property"), and the Residence Inn by Marriott located at Gwinnett Place in Duluth, Georgia (the "Gwinnett Place Property").

         The Company acquired the Buckhead (Lenox Park) Property for $15,731,414 from Buckhead Residence Associates, L.L.C. and the Gwinnett Place Property for $11,514,125 from Gwinnett Residence Associates, L.L.C. In connection with the purchase of the two Properties, the Company, as landlord, entered into two separate, long-term lease agreements. The tenant of the Buckhead (Lenox Park) and the Gwinnett Place Properties is the same unaffiliated tenant. The leases on both Properties are cross-defaulted. The general terms of the lease agreements are described in "Business -- Description of Property Leases." The principal features of the leases are as follows:

o        The initial term of each lease expires on August 31, 2017.

o At the end of the initial lease term, the tenant will have three consecutive renewal options of five years.

o The leases require minimum rent payments to the Company of $1,651,798 per year for the Buckhead (Lenox Park) Property and $1,208,983 per year for the Gwinnett Place Property.

o Minimum rent payments increased to $1,691,127 per year for the Buckhead (Lenox Park) Property and $1,237,768 per year for the Gwinnett Place Property after the first lease year.

o In addition to minimum rent, for each calendar year, the leases require percentage rent equal to 15% of the aggregate amount of all revenues combined, for the Buckhead (Lenox Park) and the Gwinnett Place Properties, in excess of $8,080,000.

o A security deposit equal to $819,000 for the Buckhead (Lenox Park) Property and $598,500 for the Gwinnett Place Property has been retained by the Company as security for the tenant's obligations under the leases.

o Management fees payable to Stormont Trice Management Corporation for operation of the Buckhead (Lenox Park) and Gwinnett Place Properties are subordinated to minimum rents due to the Company.

o The tenant of the Buckhead (Lenox Park) and Gwinnett Place Properties has established a reserve fund which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the hotel Properties (the "FF&E Reserve"). Deposits to the FF&E Reserve are made monthly as follows: 3% of gross receipts for the first lease year; 4% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

         In connection with the acquisition of these two Properties, the Company may be required to make an additional payment (the "Earnout Amount") of up to $1 million if certain earnout provisions are achieved by July 31, 2001. After July 31, 2001, the Company will no longer be obligated to make any payments under the earnout provision. The Earnout Amount is equal to the difference between earnings before interest, taxes, depreciation and amortization expense adjusted by the earnout factor (7.44), and the initial purchase price. Rental income will be adjusted upward in accordance with the lease agreements for any amount paid.

         The federal income tax basis of the depreciable portion of the Buckhead
(Lenox  Park)  Property  and  the  Gwinnett  Place  Property  is   approximately
$14,700,000 and $11,100,000, respectively.

         The Buckhead (Lenox Park) Property and the Gwinnett Place Property are newly constructed hotels which commenced operations on August 7, 1997 and July 29, 1997, respectively. The Buckhead (Lenox Park) Property is situated in a 22 acre mixed-use development and has 150 guest suites. The Gwinnett Place Property is located 30 minutes from downtown Atlanta and has 132 guest suites. Other lodging facilities located in proximity to the Buckhead (Lenox Park) Property include an Embassy Suites, a Summerfield Suites, a Homewood Suites, an
Amerisuites, a Courtyard(R) by Marriott(R) and another Residence Inn by Marriott. Other lodging facilities located in proximity to the Gwinnett Place Property include a Courtyard by Marriott, an Amerisuites, a Sumner Suites and a Hampton Inn. The average occupancy rate, the average daily room rate and the revenue per available room for the periods the hotels have been operational are as follows:



                        Buckhead (Lenox Park) Property                                    Gwinnett Place Property
                 -----------------------------------------------------    -----------------------------------------------------
                    Average           Average             Revenue            Average           Average             Revenue
                   Occupancy        Daily Room         per Available        Occupancy        Daily Room         per Available
    Year             Rate              Rate                Room               Rate              Rate                Room
--------------   --------------    --------------     ----------------    --------------    --------------     ----------------
        *1997         42.93%          $  91.15              $39.13             39.08%            $85.97              $33.60
       **1998         75.20%             99.70               75.01             74.10%             87.36               64.73

      ***1999         81.00%            104.50               84.66             80.40%             88.16               70.84

* Data for the Buckhead (Lenox Park) Property represents the period August 7, 1997 through December 31, 1997 and data for the Gwinnett
         Place Property represents the period August 1, 1997 through December 31, 1997.
**       Data for 1998 represents the period January 1, 1998 through
         December 31, 1998.
***      Data for 1999 represents the period January 1, 1999 through
         December 31, 1999.

         The Company believes that the results achieved by the Properties for year-end 1997, are not indicative of their long-term operating potential, as both Properties had been open for less than six months during the reporting period. On a proforma basis, had the Company owned the Properties as of January 1, 1998, combined net operating income before subordinated management fees would have been 1.19 times base rent for the 12 months ended December 31, 1998. Actual combined net income before subordinated management fees for the period January 1, 1999 through December 31, 1999, was 1.26 times base rent.

         Western International Portfolio. In February 1999, the Company executed a series of agreements with Five Arrows Realty Securities II L.L.C. ("Five Arrows"), pursuant to which the Company and Five Arrows formed a jointly owned real estate investment trust, CNL Hotel Investors, Inc. ("Hotel Investors"), for the purpose of acquiring up to eight hotel Properties from various sellers affiliated with Western International. At the time the agreement was entered into, the eight Properties (four Courtyard by Marriott hotels, three Residence Inn by Marriott hotels, and one Marriott Suites(R)) were either newly constructed or in various stages of completion.

         On February 25, 1999, Hotel Investors purchased four of the Properties for an aggregate purchase price of approximately $90 million (the "Initial Hotels") and paid $10 million as a deposit on the four remaining Properties. The Initial Hotels are a Courtyard by Marriott located in Plano, Texas (the "Legacy Park Property"), a Marriott Suites located in Dallas, Texas (the "Market Center Property"), a Residence Inn by Marriott located in Las Vegas, Nevada (the "Hughes Center Property") and a Residence Inn by Marriott located in Plano, Texas (the "Dallas Plano Property"). On June 16, 1999, Hotel Investors purchased three additional Properties (the "Additional Hotels") for an aggregate purchase price of approximately $77 million. The Additional Hotels are a Courtyard by Marriott located in Scottsdale, Arizona (the "Scottsdale Downtown Property"), a Courtyard by Marriott located in Seattle, Washington (the "Lake Union Property") and a Residence Inn by Marriott located in Phoenix, Arizona (the "Phoenix Airport Property"). Hotel Investors applied $7 million of the $10 million deposit toward the acquisition of the Additional Hotels. The $3 million deposit relating to the eighth Property was refunded to Hotel Investors by the seller in January 2000 as a result of Hotel Investors exercising its option to terminate its obligation to purchase the property under the purchase and sale agreement. As of January 7, 2000, Hotel Investors owned seven of the newly constructed Properties (the "Seven Hotels").

         In order to fund these purchases, Five Arrows invested approximately $48 million and the Company invested approximately $38 million in Hotel Investors, through a wholly owned subsidiary, CNL Hospitality Partners, LP
("Hospitality Partners"). Hotel Investors funded the remaining amount of approximately $88 million with permanent financing, secured by Hotel Investors' interests in the Properties (the "Hotel Investors Loan").

         In return for their respective investments, Five Arrows received a 51% common stock interest and the Company received a 49% common stock interest in Hotel Investors. Five Arrows received 48,337 shares of Hotel Investors' 8% Class A cumulative, preferred stock ("Class A Preferred Stock"), and the Company received 37,979 shares of Hotel Investors' 9.76% Class B cumulative, preferred stock ("Class B Preferred Stock"). The Class A Preferred Stock is exchangeable upon demand into Common Stock of the Company, as determined pursuant to a formula that is intended to make the conversion not dilutive to funds from operations (based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts which means net earnings determined in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures) per share of the Company's Common Stock.

         Cash available for distributions of Hotel Investors is distributed first to Five Arrows with respect to dividends payable on the Class A Preferred Stock. Such dividends are calculated based on Five Arrows' "special investment amount" which is $1,294.78 per share, representing the sum of its investment in Hotel Investors and its approximately $14 million investment in the Company, described below, on a per share basis, adjusted for any distributions received from the Company. Then, cash available for distributions is distributed to the Company with respect to its Class B Preferred Stock. Next, cash available for distributions is distributed to 100 CNL Holdings, Inc. and affiliates' associates who each own one share of Class C preferred stock in Hotel Investors, to provide a quarterly, cumulative, compounded 8% return. All remaining cash available for distributions is distributed pro rata with respect to the interest in the common shares.

         Five Arrows also invested approximately $14 million in the Company through the purchase of Common Stock pursuant to the Company's Initial Offering and this offering, the proceeds of which were used by the Company to fund approximately 38% of its funding commitment to Hotel Investors. During 1999, approximately $3.7 million of this amount was initially treated as a loan due to the stock ownership limitations specified in the Company's Articles of Incorporation at the time of investment. On April 30, 1999, this loan was converted to 387,868 Shares of Common Stock. In addition to the above investments, Five Arrows purchased a 10% interest in the Advisor. In connection with Five Arrows' investment in the Company, the Advisor and Hotel Investors, certain Affiliates have agreed to waive certain fees otherwise payable to them by the Company. The Advisor is also the advisor to Hotel Investors pursuant to a separate advisory agreement. The Company will not pay the Advisor fees, including the Company's pro rata portion of Hotel Investors' advisory fees, in excess of amounts payable under its Advisory Agreement.

         Hotel Investors acquired the Legacy Park Property for $12,694,000 from PLC Hotel Property, Ltd., the Market Center Property for $32,973,000 from Marcen Property, Ltd., the Hughes Center Property for $33,097,000 from LVHC Hotel
Property,  Ltd.,  the Dallas  Plano  Property  for  $11,684,000  from PLR1 Hotel
Property, Ltd., the Scottsdale Downtown Property for $19,614,216 from SAHD Property, LP, the Lake Union Property for $35,801,212 from Westlake Hotel
Property,  LP and the Phoenix Airport  Property for $21,351,707  from APRI Hotel

Property, LP. In connection with the purchase of the Seven Hotels, Hotel Investors, as lessor, entered into seven separate, long-term lease agreements. The lessee of the Seven Hotels is the same unaffiliated lessee. The leases on all seven Properties are cross-defaulted. The general terms of the lease agreements are described in the section of the Prospectus entitled "Business -- Description of Property Leases." The principal features of the leases are as follows:

o     The initial term of each lease expires on December 28, 2018.

o At the end of the initial lease term, the tenant will have three consecutive renewal options of fifteen years.

o     The leases require minimum rent payments as follows:



                                                                                  Minimum Annual Rent
                                                                             --------------------------------
                                                                                                 Year 2 and
                        Property                          Location              Year 1           Thereafter
         ----------------------------------------    --------------------    --------------     --------------
         Legacy Park Property                        Plano, TX                  $1,308,673         $1,341,390
         Market Center Property                      Dallas, TX                  3,399,319          3,484,302
         Hughes Center Property                      Las Vegas, NV               3,412,068          3,497,369
         Dallas Plano Property                       Plano, TX                   1,204,485          1,234,597
         Scottsdale Downtown Property                Scottsdale, AZ              2,022,084          2,072,636
         Lake Union Property                         Seattle, WA                 3,690,847          3,783,118
         Phoenix Airport Property                    Phoenix, AZ                 2,201,207          2,256,237


o In addition to minimum rent, for lease years one and two, the leases require percentage rent equal to 7.75% of the aggregate amount of all room revenues combined, for the Seven Hotels, in excess of a combined quarterly threshold of $11,885,000. For lease year three and thereafter, the leases require percentage rent equal to 7.75% of the aggregate amount of all room revenues combined, for the Seven Hotels, in excess of lease year two actual room revenues.

o The tenant of the Seven Hotels has established a FF&E Reserve which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the hotel Properties. Deposits to the FF&E Reserve are made once every four weeks as follows: (i) for the Legacy Park, Hughes Center, Dallas Plano, Scottsdale Downtown, Lake Union and Phoenix Airport Properties, 1% of gross receipts for the first lease year; 3% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter and (ii) for the Market Center Property, 1% of gross receipts for the first lease year; 2% of gross receipts for the second lease year; 3% of gross receipts for the third through fifth lease years; 4% of gross receipts for the sixth through tenth lease years; and 5% of gross receipts for the eleventh lease year and thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to Hotel Investors.

o The tenant under each lease is required to maintain, for up to three years from the commencement of the last lease for the Properties to be executed (but the period will in no event end earlier than December 31, 2003), a liquid net worth equal to a minimum amount (the "Net Worth Requirement"), which may be used solely to make payments under the leases. The Net Worth Requirement may be reduced after twelve months to the extent by which payment of rent exceeds cash available for lease payments (gross revenues less property expenses) derived from the Properties during the one-year period. In addition, providing that all of the Properties have been opened for one year, the Net Worth Requirement will terminate at such time that cash available for lease payments for all of the Properties equals 125% of total minimum rent due under the leases for 12 consecutive months; or that the lease is terminated pursuant to its terms (other than for an event of default). Although Marriott International, Inc. has entered into a management agreement relating to the Seven Hotels, it has not guaranteed the payments due under the leases.

         The estimated federal income tax basis of the depreciable portion of the Seven Hotels is as follows.

            Legacy Park Property                            $11,200,000
            Market Center Property                           30,500,000
            Hughes Center Property                           29,700,000
            Dallas Plano Property                            10,400,000
            Scottsdale Downtown Property                     16,900,000
            Lake Union Property                              29,300,000
            Phoenix Airport Property                         19,300,000


         The Legacy Park Property is located approximately 25 miles north of the city of Dallas and has 153 guest rooms and five suites. The Market Center Property is approximately two miles northwest of the Dallas central business district and has 266 guest suites. The Dallas Plano Property is located approximately 25 miles north of the city of Dallas and has 126 guest suites. According to Hospitality Valuation Services (HVS) data, Dallas has more than 200 planned industrial districts and is home to over 250 insurance companies and many major oil companies. Since 1996, more than 20 regional and national companies have relocated to or completed expansions in the area. Other lodging facilities located in proximity to the Legacy Park Property include a Hampton Inn, a Fairfield Inn(R) by Marriott(R), a LaQuinta Inn & Suites and another Courtyard by Marriott. Other lodging facilities located in proximity to the Market Center Property include a Renaissance(R) Hotel, an Embassy Suites, a Sheraton Suites, a Wyndham Garden Hotel and a Courtyard by Marriott. Other lodging facilities located in proximity to the Dallas Plano Property include a Homewood Suites, a Bradford Suites, a Mainstay Suites, a La Quinta Inn & Suites, a Courtyard by Marriott and another Residence Inn by Marriott.

         The Hughes Center Property is in a commercial park located east of the Las Vegas strip and has 256 guest suites. According to HVS data, in 1998, Las Vegas hosted approximately 4,000 conventions with more than 3.3 million people in attendance. The 1998 economic impact of conventions was an estimated $4.2 billion. In addition, Las Vegas is known as the "Entertainment Capital of the World," drawing more than 30 million visitors in 1998 and generating a 1998 hotel occupancy rate of 85.8% compared to the United States national average occupancy rate of 64%. Other lodging facilities located in proximity to the Hughes Center Property include an AmeriSuites, a Hawthorn Suites and another Residence Inn by Marriott.

         The Scottsdale Downtown Property is located approximately 15 miles northeast of Phoenix Sky Harbor International Airport and has 176 guest rooms and four suites. The Phoenix Airport Property is located approximately three miles north of Phoenix Sky Harbor International Airport and has 200 guest suites. According to HVS data, Arizona is one of the top two fastest growing states in the nation, second only to the state of Nevada. Phoenix is the fifteenth largest metropolis in the United States. Due to its location and climate, Phoenix has become a convention destination with more than 347,238 room nights booked in 1998. Other lodging facilities located in proximity to the Scottsdale Downtown Property include a Hampton Inn, a Fairfield Inn by Marriott, a Holiday Inn, a Comfort Suites, a Quality Suites, a Days Inn and a Ramada. Other lodging facilities located in proximity to the Phoenix Airport Property include a Double Tree Suites, an Embassy Suites, an Embassy Suites West, a Wyndham Garden Hotel and a Holiday Inn Select.

         The Lake Union Property is in downtown Seattle, near the University district and the Seattle Center area and has 248 guest rooms and two suites. According to HVS data, computer and electronic jobs in Seattle have grown by 300 percent in the past 20 years. Other lodging facilities located in proximity to the Lake Union Property include a Residence Inn by Marriott, a Hampton Inn & Suites, a Cavanaugh's Inn, a Warwick Hotel, a Mayflower and a Roosevelt Hotel.

         Since the Seven Hotels were constructed in late 1998 and the first half of 1999, limited operating history is available. Of the Seven Hotels, the Hughes Center Property and the Dallas Plano Property were the earliest to commence operations, in October 1998. Based on information provided to the Company by Western International for the period ended December 31, 1998, the hotels located on these Properties generated gross operating profits of $690,000 and $188,000, respectively, which resulted in net operating profits (earnings before interest, taxes and depreciation) of $394,000 and $55,000 respectively. The average occupancy rate, the average daily room rate and the revenue per available room for the periods the hotels have been operational are as follows:

                                                                                                             Revenue
                                                                          Average           Average            per
                                                                         Occupancy        Daily Room        Available
           Property                    Location            Year            Rate              Rate             Room
-------------------------------    ------------------    ----------    --------------    --------------    ------------
Legacy Park Property               Plano, TX                 *1998           8.20%          $  45.28       $    3.70
                                                            **1999          61.50%             89.09           54.80

Market Center Property             Dallas, TX                *1998          37.90%          $ 100.95       $   38.26
                                                            **1999          69.20%            115.34           79.87

Hughes Center Property             Las Vegas, NV             *1998          47.30%          $ 107.86       $   51.00
                                                            **1999          75.20%             94.16           70.85

Dallas Plano Property              Plano, TX                 *1998          46.70%          $  88.79       $   41.47
                                                            **1999          74.30%             75.38           56.03

Scottsdale Downtown
    Property                       Scottsdale, AZ           **1999          39.30%          $  76.95       $   30.26

Lake Union Property                Seattle, WA              **1999          69.70%          $ 116.72       $   81.34

Phoenix Airport Property           Phoenix, AZ              **1999          41.40%          $  83.88       $   34.70


* Data for the Legacy Park Property represents the period December 23, 1998 through January 1, 1999, data for the Market Center Property represents the period November 11, 1998 through January 1, 1999, data for the Hughes Center Property represents the period October 1, 1998 through January 1, 1999 and data for the Dallas Plano Property represents the period October 12, 1998 through January 1, 1999.

** Data for the Legacy Park, Market Center, Hughes Center and Dallas Plano Properties represents the period January 2, 1999 through December 31, 1999, and data for the Scottsdale Downtown, Lake Union and Phoenix Airport Properties represents the period May 22, 1999 through December 31, 1999.

         The Company believes that the results achieved by the Initial Hotels for 1998, and the Additional Hotels for 1999, as shown in the table above, are not indicative of their long-term operating potential since they each had been open for less than one year.

         Courtyard by Marriott located in Philadelphia, Pennsylvania. On November 16, 1999, the Company acquired an 89% interest in CNL Philadelphia Annex, LLC (formerly Courtyard Annex, L.L.C.) (the "LLC"), a limited liability company, a portion of which is indirectly owned by Marriott International, Inc., for $57,876,349. The sole purpose of the LLC is to own and lease a Courtyard by Marriott hotel Property located in Philadelphia, Pennsylvania (the "Philadelphia Downtown Property").

         The LLC acquired and renovated the Philadelphia Downtown Property, which is its sole asset. The LLC, as lessor, has entered into a long-term lease agreement relating to this Property. The general terms of the lease agreement are described in "Business -- Description of Property Leases." The principal features of the lease are as follows:

o        The initial term of the lease expires in approximately 15 years.

o At the end of the initial lease term, the tenant will have two consecutive renewal options of seven years, five months and 14 days each.

o        The lease will require minimum rent payments of $6,500,000 per year.

o In addition to minimum rent, for each lease year after the second lease year, the lease will require percentage rent equal to seven percent of total hotel revenues, in excess of total hotel revenues for the second lease year.

o A security deposit equal to $3,150,000 will be retained by the Company as security for the tenant's obligations under the lease until the end of the fifth lease year, at which time such security deposit will be reduced to $2,000,000.

o The tenant has established a reserve fund which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the hotel Property (the "FF&E Reserve"). Deposits to the FF&E Reserve are made every four weeks as follows: 3% of gross receipts for the first lease year; 4% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the LLC as additional rent.

o Marriott International, Inc. has guaranteed the tenant's obligation to pay minimum rent under the lease. The guarantee terminates on the earlier of the end of the third lease year or at such time as the net operating income from the Property exceeds minimum rent due under the lease by 25% for any trailing 12-month period. The maximum amount of the guarantee is $7,300,000.

o Five years after the hotel opening, the Company will have the right to obligate CBM Annex, Inc. (the minority interest owner in the LLC) to sell its 11% interest in the LLC and CBM Annex, Inc. will have the right to obligate the Company to purchase its 11% interest in the LLC for a price equal to 11% of the lesser of (a) an amount equal to the product of 8.5 multiplied by the "net house profit" (defined as total hotel revenues less property expenses) for the 13 period accounting year preceding the notice of the option exercise, and (b) the appraised fair market value.

         The estimated federal income tax basis of the depreciable portion of the Philadelphia Downtown Property is approximately $58 million.

         The Philadelphia Downtown Property is a recently restored building listed on the National Register of Historic Places. The hotel commenced operations in late November 1999. The Philadelphia Downtown Property is located in the historic Penn Square district of Philadelphia and has 477 guest rooms and 21 suites, approximately 6,375 square feet of meeting and banquet rooms, a 160-seat cafe, an 80-seat lobby lounge, a gift shop, an exercise room and an indoor pool and whirlpool. According to HVS data, Philadelphia is the fifth most populous city in the United States, home to approximately 1.5 million residents. Just three blocks from the hotel is the 1.3 million-square-foot Pennsylvania
Convention Center which hosted more than 180 events in 1999 with more than 817,000 people in attendance. Several historical and cultural sites are also within walking distance of the hotel, including Independence National Historical Park, home of the Liberty Bell, and Penn Station. Also in close proximity to the Philadelphia Downtown Property is the Reading Terminal Market, and indoor restaurant and retail area, and the Avenue of the Arts, the city's premier art, theater and music district. Fine restaurants, recreational facilities and a central shopping district with landmark department stores are equally close. Other lodging facilities located in proximity to the Philadelphia Downtown

Property include a Marriott(R) Hotel, a Doubletree Hotel, a Wyndham Hotel, an Embassy Suites, a Crowne Plaza, a Hawthorne Suites, a Sheraton Hotel, an Omni Hotel and a Holiday Inn. The average occupancy rate, the average daily room rate and the revenue per available room for the period the hotel has been operational are as follows:

                              Philadelphia Downtown Property
                 ------------------------------------------------------
                    Average            Average             Revenue
                   Occupancy          Daily Room        per Available
   Year              Rate                Rate               Room
-----------      --------------     ---------------    ----------------

     *1999          25.20%             $114.95             $28.97

* Data for the Philadelphia Downtown Property represents the period November 20, 1999 through December 31, 1999.

         The Company believes that the results achieved by the Property for year-end 1999, are not indicative of its long-term operating potential, as the Property had been open for less than two months during the reporting period.

         Residence Inn by Marriott located in Mira Mesa, California. On December 10, 1999, the Company acquired a Residence Inn located in Mira Mesa, California (the "Mira Mesa Property") for $15,530,000 from Residence Inn by Marriott, Inc. The Company, as lessor, has entered into a long-term lease agreement relating to this Property. The general terms of the lease agreement are described in "Business -- Description of Property Leases." The principal features of the lease are as follows:

o        The initial term of the lease expires in approximately 15 years.

o At the end of the initial lease term, the tenant will have two consecutive renewal options of ten years each.

o        The lease will require minimum rent payments of $1,542,300 per year.

o In addition to minimum rent, for each lease year after the second lease year, the lease will require percentage rent equal to seven percent of room revenues, in excess of room revenues for the second lease year.

o A security deposit equal to $474,554 will be retained by the Company as security for the tenant's obligations under the lease.

o The tenant will establish an FF&E Reserve. Deposits to the FF&E Reserve will be made every four weeks as follows: 2% of gross receipts for the first lease year; 4% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

o Marriott International, Inc. has guaranteed the tenant's obligation to pay minimum rent under the lease. The guarantee terminates on the earlier of the end of the third lease year or at such time as the net operating income from the Property exceeds minimum rent due under the lease by 25% for any trailing 12-month period. The maximum amount of the guarantee is $1,542,300.

         The estimated federal income tax basis of the depreciable portion of the Mira Mesa Property is approximately $13.6 million.

         The Mira Mesa Property is a newly constructed hotel which commenced operations in late September 1999. The Mira Mesa Property is located in the Sorrento Valley area of northern San Diego, California, approximately 18 miles north of the downtown San Diego area, in the suburb of Sorrento Mesa. The hotel has 150 guest suites, approximately 689 square feet of meeting space, a restaurant and an indoor exercise room. According to the San Diego Regional Economic Development Corporation, the San Diego area has more than 350 computer software companies, the fourth-largest concentration of biotechnology companies in the world and the third-highest concentration of telecommunications companies in the world. According to HVS data, San Diego is a growing center for wireless communications. San Diego's telecommunications industry has grown 26% each year since 1993, and provides more than 25,000 jobs. Due to the tremendous growth in the telecommunications and biomedical industries, San Diego area office occupancy rose to 97% in 1998. To meet the demands, approximately 300,000 square feet of new, high-end office space is currently under construction, including the 150,000-square-foot Uniden building located approximately one block from the Mira Mesa Property. In addition, more than one million square feet of industrial and research and development space is under development in Sorrento Mesa. A number of attractions and shopping areas are in close proximity to the Mira Mesa Property, including Old Town San Diego, Sea World(R) California, the San Diego Zoo and Qualcomm Stadium. The hotel is accessible by a variety of local, county, state and interstate highways, and is less than 11 miles from the San Diego International Airport. Other lodging facilities located in proximity to the Mira Mesa Property include a Doubletree Hotel, a Wyndham Garden Hotel, an Embassy Suites, a Courtyard by Marriott and another Residence Inn. The average occupancy rate, the average daily room rate and the revenue per available room for the period the hotel has been operational are estimated to be as follows:

                                   Mira Mesa Property
                 ------------------------------------------------------
                    Average            Average             Revenue
                   Occupancy          Daily Room        per Available
   Year              Rate                Rate               Room
-----------      --------------     ---------------    ----------------

     *1999            74%                $104              $76.96

* Data for the Mira Mesa Property represents the period September 20, 1999 through December 31, 1999.

         The Company believes that the results achieved by the Property for year-end 1999, may or may not be indicative of its long-term operating potential, as the Property had been open for less than four months during the reporting period.

         Marriott Brands. The brands, Residence Inn by Marriott, Courtyard by Marriott and Marriott Hotels, Resorts and Suites(R) are part of Marriott International's portfolio of lodging brands. According to Marriott's corporate profile, Marriott International is a leading worldwide hospitality company with operations in the United States and 56 other countries and territories.
According to Marriott data, as of September 1999, Marriott International had more than 1,810 hotels and resorts totalling approximately 345,000 rooms and 4,400 timeshare villas worldwide.

         Each Residence Inn by Marriott hotel typically offers daily complimentary breakfast and newspaper, a swimming pool and heated whirlpool. Guest suites provide in-room modem jacks, separate living and sleeping areas and a fully equipped kitchen with appliances and cooking utensils. According to Marriott data, as of September 1999, Residence Inn by Marriott is the top extended-stay lodging chain in the world, with 312 hotels in the United States and seven in Canada and Mexico.

         Each Courtyard by Marriott features superior guest accommodations for both the business and pleasure traveler. Most of the rooms overlook a central landscaped courtyard with an outdoor swimming pool and socializing area with a gazebo. According to Marriott data, as of September 1999, Courtyard by Marriott is the leading United States moderate price chain with 450 Courtyard by Marriott hotels in the United States, Europe and the Asia-Pacific region.

         Marriott Hotels, Resorts and Suites is Marriott International's line of upscale, full-service hotels and suites. Each of the Marriott Hotels, Resorts and Suites features multiple restaurants and lounges, fully equipped health clubs, swimming pool, gift shop, concierge level, business center and meeting facilities. According to Marriott data, as of September 1999, there were 345 Marriott Hotels, Resorts and Suites, 247 properties in the United States and 98 in 43 other countries and territories.

         In connection with the acquisition of certain of the Properties, the Company and Hotel Investors have entered into agreements with Marriott International or one of its affiliates. Among other things, these agreements require under certain circumstances that the Company or Hotel Investors obtain the consent of, or offer the Property to, Marriott International or one of its affiliates in the event that the Company or Hotel Investors wishes to sell the Property to a third party. The Company believes that these agreements and the terms thereof are consistent with standard practices in the hospitality industry.

PENDING INVESTMENTS

         The   following   information   updates  and   replaces   the  "Pending
Investments" section of the Prospectus.

         As of January 7, 2000, the Company had initial commitments to acquire, directly or indirectly, six hotel properties. These Properties are one Courtyard by Marriott (in Orlando, Florida), one Fairfield Inn by Marriott (in Orlando, Florida), two SpringHill Suites(TM) by Marriott(R) (one in each of Orlando, Florida and Gaithersburg, Maryland), one Residence Inn by Marriott (in Merrifield, Virginia) and one TownePlace Suites(R) by Marriott(R) (in Newark, California). The acquisition of each of these properties is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by the Company. If acquired, the leases of these properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business -- Description of Property Leases." In order to acquire all of these properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or debt financing.

         Leases. Set forth below are summarized terms expected to apply to the leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.


                                Estimated Purchase       Lease Term and             Minimum Annual
Property                               Price             Renewal Options                 Rent                   Percentage Rent
---------------------------------------------------  -----------------------  ----------------------- ------------------------------
Courtyard by Marriott                   (2)          15 years; two ten-year   10% of the Company's    for each lease year after the
Orlando, FL (1)                                      renewal options          total cost to purchase  second lease year, 7% of
(the "Courtyard Little Lake                                                   the property            revenues in excess of revenues
Bryan Property")                                                                                      for the second lease year
Hotel under construction

Fairfield Inn by Marriott               (2)          15 years; two ten-year   10% of the Company's    for each lease year after the
Orlando, FL (1)                                      renewal options          total cost to purchase  second lease year, 7% of
(the "Fairfield Inn Little Lake                                               the property            revenues in excess of revenues
Bryan Property")                                                                                      for the second lease year
Hotel under construction

SpringHill Suites by Marriott           (2)          15 years; two ten-year   10% of the Company's    for each lease year after the
Orlando, FL (1)                                      renewal options          total cost to purchase  second lease year, 7% of
(the "SpringHill Suites Little                                                the property            revenues in excess of revenues
Lake Bryan Property")                                                                                 for the second lease year
Hotel under construction

Residence Inn by Marriott           $18,816,000      15 years; two ten-year   10% of the Company's    for each lease year after the
Merrifield, VA (3)                                   renewal options          total cost to purchase  second lease year, 7% of
(the "Residence Inn Merrifield                                                the property            revenues in excess of revenues
Property")                                                                                            for the second lease year
Hotel under construction

SpringHill Suites by Marriott       $15,215,000      15 years; two ten-year   10% of the Company's    for each lease year after the
Gaithersburg, MD (3)                                 renewal options          total cost to purchase  second lease year, 7% of
(the "SpringHill Suites                                                       the property            revenues in excess of revenues
Gaithersburg Property")                                                                               for the second lease year
Hotel under construction

TownePlace Suites by Marriott       $13,600,000      15 years; two ten-year   10% of the Company's    for each lease year after the
Newark, CA (3) (4)                                   renewal options          total cost to purchase  second lease year, 7% of
(the "TownePlace Suites                                                       the property            revenues in excess of revenues
Newark Property")                                                                                     for the second lease year
Hotel under construction

FOOTNOTES:

(1)      The leases for the  Courtyard  Little Lake  Bryan,  the  Fairfield  Inn
         Little  Lake  Bryan  and  the  SpringHill   Suites  Little  Lake  Bryan
         Properties are expected to be with the same unaffiliated lessee.

(2) The anticipated aggregate purchase price for the Courtyard Little Lake Bryan, Fairfield Inn Little Lake Bryan and SpringHill Suites Little Lake Bryan Properties is approximately $100 million.

(3) The leases for the Residence Inn Merrifield, the SpringHill Suites Gaithersburg and the TownePlace Suites Newark Properties are expected to be with the same unaffiliated lessee.

(4) The Company may be obligated to fund up to an additional $1 million in construction costs relating to this property.

         Little Lake Bryan Properties. Three of the properties are located in Little Lake Bryan, a 300-acre community planned by The Little Lake Bryan Company. Included in the proposed acquisition are a 314-room Courtyard by Marriott, a 389-room Fairfield Inn by Marriott and a 398-room SpringHill Suites by Marriott (formerly Fairfield Suites(R) by Marriott(R)). The hotels are being developed by Marriott International, Inc. with completion scheduled for the year 2000. The community is less than five miles from the WALT DISNEY WORLD(R) Resort and less than ten miles from Sea World(R) Orlando, Universal Studios Escape(R) and the Orange County Convention Center.

         As shown below, the lodging market in the Lake Buena Vista area averaged 77% occupancy and an average daily room rate of $121 for 1998. The Lake Buena Vista lodging market also achieved a 9.6% growth in room demand on a compounded annual basis over the last ten years. The following table reflects the hotel occupancy rates and daily room rates for hotels in the Orlando area:

                       ORLANDO AREA HOTEL OCCUPANCY RATES
                          AND AVERAGE DAILY ROOM RATES

                                     ORLANDO                                       LAKE BUENA VISTA*
                                              AVERAGE                                            AVERAGE
                      OCCUPANCY              DAILY ROOM                  OCCUPANCY             DAILY ROOM
    YEAR                 RATE                   RATE                       RATE                   RATE
--------------    -------------------   ---------------------        ------------------     ------------------
    1993                72.2%                  $64.61                      74.7%                  $103.09
    1994                71.3%                   65.85                      76.3%                   100.26
    1995                74.6%                   68.55                      80.3%                    96.99
    1996                80.1%                   73.04                      82.5%                   104.65
    1997                78.7%                   80.99                      80.2%                   116.18
    1998                74.7%                   84.64                      76.9%                   121.48

* Little Lake Bryan is part of the Lake Buena Vista market area.

Source:  Smith Travel Research

         According to the Orlando/Orange County Convention & Visitors Bureau 1998 Research report, Central Florida is one of the top five travel destinations in the United States and leisure travel to Orlando continues to grow. The number of domestic non-Florida leisure travelers visiting Orlando in 1997 increased 16.1% over 1996. In 1997, Universal Studios Escape(R) drew an estimated 8.9 million visitors and Sea World(R) Orlando had an estimated 4.9 million visitors. Area attractions continue to grow with new developments.

         In addition, according to the Orlando/Orange County Convention & Visitors Bureau 1998 Research report, visitor arrivals at Orlando International Airport increased from approximately 21,500,000 passengers in 1993, to 27,300,000 passengers in 1997. The number of domestic non-Florida business travelers during 1997 increased 22.1% over 1996. In addition, more than six million international visitors arrived in Florida in 1997, for a national market share of 25.1%. The Orlando area claimed 11.5% of the national market share. On average, international visitors spent $800 per person/per trip, excluding airfare, while visiting Orlando in 1997.

         The Orange County Convention Center recently completed a new phase of development. With 1.1 million square feet of exhibition space, an independent study ranked the center as number two in the nation for continuous exhibition space. The following table reflects the number of events which took place at the Orange County Convention Center between 1994 and 1998 and attendance levels for those events:

                            ORANGE COUNTY CONVENTION
                                CENTER ATTENDANCE

Year                    Number of Events                 Attendance
----                    ----------------                 ----------
1994                          188                          705,824
1995                          168                          700,429
1996                          240                        1,017,679
1997                          260                          930,219
1998                          244                          967,363

Source:  Orlando/Orange County CVB

         Merrifield Property. The Merrifield Property, which is scheduled to open in June 2000, is a Residence Inn by Marriott located in Merrifield, Virginia. The Merrifield Property is expected to include 149 guest suites, approximately 500 square feet of meeting space, an exercise room and SportCourt(R). The Property is located in Fairfax County, and according to HVS data, it is one of the fastest-growing areas in the Washington D.C. area. The hotel's specific location is within Jefferson Park, the site of the national headquarters for the American Red Cross. The office park is currently under expansion with the construction of two 208,000-square-foot buildings that will house additional Red Cross employees. Jefferson Park is also expanding with a new residential development of approximately 48 townhomes with an average price of approximately $275,000 per unit. The area surrounding the hotel site is comprised of commercial, retail, residential and office developments. The Yorktowne Center, a commercial/retail development, is to the immediate west of the property. Eight Merrifield community shopping centers are within a radius of eight miles from the Residence Inn. The Galleria mall, located just five miles from the hotel, contains approximately one million square feet of retail space and features major retail department stores, jewelry stores and boutiques. Located approximately 12 miles northwest of the nation's capital, the hotel is within driving distance of the legislative, judicial and executive branches of the United States government.

         Gaithersburg Property. The Gaithersburg Property, which is scheduled to open in June 2000, is a SpringHill Suites by Marriott located in Gaithersburg, Maryland. The Gaithersburg Property is expected to include 162 guest suites and approximately 500 square feet of meeting space. The hotel is a few hundred yards south of a fully leased office, retail, dining and entertainment complex called Gaithersburg Washingtonian Center (Rio Center), which features retail outlets, restaurants and entertainment. Another prominent office complex, the Avenel Business Park, is less than three miles from the hotel. Avenel Business Park houses a number of major companies and is 96% leased with plans for a 177,000-square-foot expansion in 2000. The National Institute of Standards of Technology (NIST), a federal government technology research facility, is just four miles north of the SpringHill Suites property. In addition, the property is located approximately 15 miles northwest of the nation's capital.

         Newark Property. The Newark Property, which is scheduled to open in June 2000, is a TownePlace Suites by Marriott located in Newark, California, near Silicon Valley. The Newark Property is expected to resemble a garden apartment complex and include 127 guest suites. According to HVS data, Silicon Valley is home to more than 33% of the 100 largest technology firms launched since 1965 and currently boasts 11% of the nation's high-technology jobs. In 1998 alone, more than 50,000 new jobs were created in the area. Due to this high concentration of high-technology employment, personal wealth levels in the area are 21.2% higher than the national average. The Silicon Valley area is home to a number of Fortune 500 high technology companies. One major high technology firm, located just three miles from the hotel, recently completed a 1.1 million square-foot expansion for its worldwide training facility and has broken ground on an 800,000-square-foot research and development site. Additional business growth within 3.5 miles includes the expansion of the Ardenwood Business Park and the Baypoint Center Technology Park, a 500,000-square-foot research and development property. The property is readily accessible by a variety of local and county roadways, as well as some state highways. The San Jose International Airport is located approximately 14 miles south of the hotel and the Oakland International Airport is approximately 18 miles north of the property.

         Marriott Brands. Fairfield Inn by Marriott is a lower moderate-priced hotel appealing to the business and leisure traveler. Fairfield Inn by Marriott provides clean, convenient, quality accommodations and friendly hospitality at an economical price. All Fairfield Inn by Marriott hotels feature a complimentary continental breakfast, free local calls, large, well-lit work desks and an outdoor swimming pool. According to Marriott data, as of September 1999, there were more than 400 Fairfield Inn by Marriott hotels nationwide.

         SpringHill Suites by Marriott is Marriott's new, all-suite hotel in the upper-moderate tier. SpringHill Suites by Marriott appeals to both business and leisure travelers, especially women and families, with rooms that are up to 25 percent larger than comparable hotel rooms. Average stays range from one to five nights. All SpringHill Suites by Marriott hotels feature a complimentary continental breakfast, same-day dry-cleaning service, indoor swimming pool, whirlpool spa and exercise room. According to Marriott data, as of September 1999, SpringHill Suites by Marriott had 30 hotels and was projected to grow to 32 hotels by year-end 1999 and 125 properties over the next five years with locations throughout the United States.

         TownePlace Suites by Marriott is Marriott's mid-priced, extended-stay product accommodating practical travelers seeking home-like services and amenities. All TownePlace Suites by Marriott hotels feature fully equipped kitchens, an exercise room and an outdoor swimming pool. Guest suites offer separate living and working areas, two-line telephones with data port and premium television and movie channels. According to Marriott data, as of September 1999, there were 48 TownePlace Suites by Marriott. Marriott expects this brand to reach 130 hotels in 2000.

         The following chart provides additional information on systemwide occupancy levels for Marriott lodging brands:

                          Total Occupancy Rate for 1998
                          Marriott Brand as Compared to
                              U.S. Lodging Industry

                                                               Occupancy Rate
                                                               --------------
U.S. Lodging Industry                                              64.0%
Courtyard by Marriott                                              77.6%
Fairfield Inn by Marriott                                          72.4%
Marriott Hotels, Resorts and Suites                                75.9%
Residence Inn by Marriott                                          80.6%

              Source: Smith Travel Research (U.S. Lodging Industry only) and Marriott International, Inc. 1998 Form 10-K

                  SELECTED FINANCIAL DATA

         The following table sets forth certain financial information for the Company, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included in Appendix B.

                                                 Nine Months Ended
                                     September 30, 1999     September 30, 1998               Year Ended December 31,
                                        (Unaudited)             (Unaudited)
                                                                                        1998          1997 (1)       1996 (2)
                                     -------------------    --------------------    -------------    ------------    ----------
Revenues                                   $6,402,130            $1,026,740           $1,955,461        $ 46,071         $  --
Net earnings                                4,314,045               583,842              958,939          22,852            --
Cash distributions declared (3)             6,331,072               619,131            1,168,145          29,776            --
Funds from operations (4)                   6,129,738               737,508            1,343,105          22,852            --
Earnings per Share:
    Basic                                        0.34                  0.28                 0.40            0.03            --
    Diluted                                      0.33                  0.28                 0.40            0.03            --
Cash distributions declared per
    Share                                        0.54                  0.29                 0.46            0.05            --
Weighted average number of
    Shares outstanding (5):
       Basic                               12,652,059             2,082,845            2,402,344         686,063
       Diluted                             17,509,791             2,082,845            2,402,344         686,063

                                     September 30, 1999     September 30, 1998                     December 31,
                                        (Unaudited)             (Unaudited)
                                                                                        1998            1997           1996
                                     -------------------    --------------------    -------------    ------------    ----------
Total assets                             $198,384,857           $36,387,230          $48,856,690      $9,443,476      $598,190
Total stockholders' equity                196,460,350            24,567,655           37,116,491       9,233,917       200,000


(1) No operations commenced until the Company received minimum offering proceeds and funds were released from escrow on October 15, 1997.

(2) Selected financial data for 1996 represents the period June 12, 1996 (date of inception) through December 31, 1996.

(3) Cash distributions are declared by the Board of Directors and generally are based on various factors, including cash available from operations. Approximately 32%, 6%, 18% and 23% of cash distributions for the nine months ended September 30, 1999 and 1998, and the years ended December 31, 1998 and 1997, respectively, represent a return of capital in accordance with generally accepted accounting principles ("GAAP"). Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net earnings on a GAAP basis, including deductions for depreciation expense. The Company has not treated such amount as a return of capital for purposes of calculating Invested Capital and the Stockholders' 8% Return.

(4) Funds from operations ("FFO"), based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") and as used herein, means net earnings determined in accordance with GAAP, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net earnings), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net earnings determined in accordance with GAAP as an indication of the Company's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Company's ability to make distributions. Accordingly, the Company believes that in order to facilitate a clear understanding of the historical operating results of the Company, FFO should be considered in conjunction with the Company's net earnings and cash flows as reported in the accompanying consolidated financial statements and notes thereto. See Appendix B -- Financial Information included in this Prospectus Supplement and in the Prospectus.

(5) The weighted average number of Shares outstanding is based upon the period the Company was operational.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following information should be read in conjunction with the section of the Prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The following information, including, without limitation, the Year 2000 Readiness disclosure, that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Act of 1934. These statements generally are characterized by the use of terms such as "believe", "expect" and "may." Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in local and national real estate conditions, availability of capital from borrowings under the Company's Line of Credit and security agreement, continued availability of proceeds from the Company's offering, the ability of the Company to obtain permanent financing on satisfactory terms, the ability of the Company to identify suitable investments, the ability of the Company to locate suitable tenants for its Properties and borrowers for its Mortgage Loans and Secured Equipment Leases, and the ability of such tenants and borrowers to make payments under their respective leases, Mortgage Loans or Secured Equipment Leases. Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

         The Company is a Maryland corporation that was organized on June 12, 1996. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are wholly owned subsidiaries of CNL Hospitality Properties, Inc., organized in Delaware in June 1998. CNL Hospitality Partners, LP is a Delaware limited partnership formed in June 1998. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are the general and limited partners, respectively, of CNL Hospitality Partners, LP. The term "Company" includes, unless the context otherwise requires, CNL Hospitality Properties, Inc., CNL Hospitality Partners, LP, CNL Hospitality GP Corp. and CNL Hospitality LP Corp. The Company was formed to acquire Properties located across the United States to be leased on a long-term, "triple-net" basis to operators of selected national and regional limited service, extended stay and full service Hotel Chains. The Company may also provide Mortgage Loans and Secured Equipment Leases to operators of Hotel Chains. Secured Equipment Leases will be funded from the proceeds of financing to be obtained by the Company. The aggregate outstanding principal amount of Secured Equipment Leases will not exceed 10% of gross proceeds from the Company's offerings of Shares of Common Stock.

                         LIQUIDITY AND CAPITAL RESOURCES

COMMON STOCK OFFERINGS

         The Company was formed in June 1996, at which time it received initial capital contributions from the Advisor of $200,000 for 20,000 Shares of Common Stock. On July 9, 1997, the Company commenced its Initial Offering of Shares of Common Stock. Upon completion of the Initial Offering on June 17, 1999, the Company had received aggregate subscriptions for 15,007,264 Shares totalling $150,072,637 in Gross Proceeds, including $72,637 (7,264 Shares) through the Company's Reinvestment Plan. Following the completion of its Initial Offering, the Company commenced this offering of up to 27,500,000 Shares of Common Stock ($275,000,000). Of the 27,500,000 Shares of Common Stock offered, 2,500,000 are available only to stockholders purchasing Shares through the Reinvestment Plan. As of September 30, 1999, the Company had received subscriptions for 7,324,841 Shares totalling $73,248,406 in Gross Proceeds from this offering, including $232,466 (23,246 Shares) through the Company's Reinvestment Plan. The price per Share and the other terms of this offering, including the percentage of gross proceeds payable (i) to the Managing Dealer for Selling Commissions and expenses in connection with the offering and (ii) to the Advisor for Acquisition Fees, are substantially the same as those for the Initial Offering.

         As of September 30, 1999, net proceeds to the Company from its Initial Offering and this offering of Shares and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses totalled approximately $199,000,000. The Company had used net proceeds from the offerings to invest, directly or indirectly, approximately $63,100,000 in nine hotel Properties, to pay $6,320,000 as deposits on four additional hotel Properties, to redeem 3,000 Shares of Common Stock for $27,600 and to pay approximately $11,300,000 in Acquisition Fees and certain Acquisition Expenses, leaving approximately $118,000,000 as of September 30, 1999, available for investment in Properties and Mortgage Loans.

         On October 26, 1999, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission in connection with the proposed sale by the Company of up to an additional 45,000,000 Shares of Common Stock ($450,000,000) (the "2000 Offering") in an offering expected to commence immediately following the completion of this offering. Of the 45,000,000 Shares of Common Stock expected to be offered, up to 5,000,000 Shares are expected to be available to stockholders purchasing shares through the Reinvestment Plan. The price per Share and the other terms of the 2000 Offering, including the percentage of gross proceeds payable (i) to the Managing Dealer for Selling Commissions and expenses in connection with the offering and (ii) to the Advisor for Acquisition Fees, are expected to be substantially the same as those for the Initial Offering and this offering.

         As of January 7, 2000, the Company had received aggregate subscriptions for 29,217,898 Shares totalling $292,178,981 in Gross Proceeds from its Initial Offering and this offering, including 50,392 Shares totalling $503,917 through the Reinvestment Plan. As of January 7, 2000, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses totalled approximately $262,100,000. The Company has used net proceeds from the offerings to invest, directly or indirectly, approximately $135,700,000 in 11 hotel
Properties, to pay $6,600,000 as deposits on five additional hotel Properties, to redeem 12,885 Shares of Common Stock for $118,542 and to pay approximately $14,300,000 in Acquisition Fees and certain Acquisition Expenses, leaving approximately $105,200,000 available for investment in Properties and Mortgage Loans. See "Business -- Pending Investments" for information on four Properties the Company has entered into commitments to acquire.

         The Company expects to use net proceeds it has received from its Initial Offering and this offering, plus any additional net proceeds from the sale of Shares, to purchase additional Properties and, to a lesser extent, make Mortgage Loans. See the section of the Prospectus entitled "Investment Objectives and Policies." In addition, the Company intends to borrow money to acquire Assets and to pay certain related fees. The Company intends to encumber Assets in connection with such borrowing. The Company currently has a $30,000,000 initial Line of Credit, as described below. The Line of Credit may be repaid with offering proceeds, working capital or Permanent Financing. The maximum amount the Company may borrow, absent a satisfactory showing that a higher level of borrowing is appropriate as approved by a majority of the Independent Directors, is 300% of the Company's Net Assets.

LINE OF CREDIT AND SECURITY AGREEMENT

         On July 31, 1998, the Company entered into an initial Line of Credit and security agreement with a bank to be used by the Company to acquire hotel Properties. The initial Line of Credit provides that the Company will be able to receive advances of up to $30,000,000 until July 30, 2003, with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, as determined by the bank in its reasonable discretion, of the credit quality. Interest expense on each advance shall be payable monthly, with all unpaid interest and principal due no later than five years from the date of the advance. Advances under the Line of Credit will bear interest at either (i) a rate per annum equal to 318 basis points above the London Interbank Offered Rate (LIBOR) or (ii) a rate per annum equal to 30 basis points above the bank's base rate, whichever the Company selects at the time advances are made. In addition, a fee of 0.5% per advance will be due and payable to the bank on funds as advanced. Each advance made under the Line of Credit will be collateralized by an assignment of rents and leases. In addition, the Line of Credit provides that the Company will not be able to further encumber the applicable hotel Property during the term of the advance without the bank's consent. The Company will be required, at each closing, to pay all costs, fees and expenses arising in connection with the Line of Credit. The Company must also pay the bank's attorney's fees, subject to a maximum cap, incurred in connection with the Line of Credit and each advance. In connection with the Line of Credit, the Company incurred a commitment fee, legal fees and closing costs of approximately $94,000. The proceeds from the Line of Credit were used in connection with the purchase of two hotel Properties and the commitment to acquire three additional Properties. As of September 30, 1999, the Company has no amounts outstanding under the Line of Credit. The Company had not yet received a commitment for any Permanent Financing and there is no assurance that the Company will obtain any Permanent Financing on satisfactory terms.


INTEREST RATE RISK

         The  Company  may  be  subject  to  interest   rate  risk  through  any
outstanding balances on its variable rate Line of Credit. The Company may mitigate this risk by paying down any outstanding balances on the Line of Credit from offering proceeds should interest rates rise substantially.

PROPERTY ACQUISITIONS AND INVESTMENTS

         In February 1999, the Company executed a series of agreements with Five Arrows pursuant to which the Company and Five Arrows formed a jointly owned real estate investment trust, Hotel Investors, for the purpose of acquiring up to eight Properties. At the time the agreement was entered into, the eight Properties (four Courtyard by Marriott hotels, three Residence Inn by Marriott hotels, and one Marriott Suites) were either newly constructed or in various stages of completion.

         On February 25, 1999, Hotel Investors purchased the four Initial Hotels for an aggregate purchase price of approximately $90 million and paid $10 million as a deposit on the four remaining Properties. The Initial Hotels were a Courtyard by Marriott located in Plano, Texas, a Marriott Suites located in Dallas, Texas, a Residence Inn by Marriott located in Las Vegas, Nevada and a Residence Inn by Marriott located in Plano, Texas. On June 16, 1999, Hotel Investors purchased three Additional Hotels for an aggregate purchase price of approximately $77 million. The Additional Hotels were a Courtyard by Marriott located in Scottsdale, Arizona, a Courtyard by Marriott located in Seattle, Washington and a Residence Inn by Marriott located in Phoenix, Arizona. Hotel Investors applied $7 million of the $10 million deposit toward the acquisition of the Additional Hotels. The $3 million deposit relating to the eighth Property was refunded to Hotel Investors by the seller in January 2000 as a result of Hotel Investors exercising its option to terminate its obligation to purchase the Property under the purchase and sale agreement.

         In order to fund these purchases, Five Arrows invested approximately $48 million and the Company invested approximately $38 million in Hotel Investors, through a wholly owned subsidiary, Hospitality Partners. Hotel Investors funded the remaining amount of approximately $88 million with permanent financing, collateralized by the Hotel Investors Loan.

         In return for their respective investments, Five Arrows received a 51% common stock interest and the Company received a 49% common stock interest in Hotel Investors. Five Arrows received 48,337 shares of Class A Preferred Stock, and the Company received 37,979 shares of Class B Preferred Stock. The Class A Preferred Stock is exchangeable upon demand into Common Stock of the Company, as determined pursuant to a predetermined formula that is intended to make the conversion not dilutive to funds from operations (based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts which means net earnings determined in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures) per share of the Company's Common Stock.

         Cash available for distributions of Hotel Investors is distributed first to Five Arrows with respect to dividends payable on the Class A Preferred Stock. Such dividends are calculated based on Five Arrows' "special investment amount," or $1,294.78 per share, which represents the sum of its investment in Hotel Investors and its approximately $14 million investment in the Company, described below, on a per share basis, adjusted for any distributions received from the Company. Cash available for distributions is distributed to the Company with respect to its Class B Preferred Stock. Next, cash available for distributions is distributed to 100 CNL Holdings, Inc. and affiliates' associates who each own one share of Class C preferred stock in Hotel Investors, to provide a quarterly, cumulative, compounded 8% return. All remaining cash available for distributions is distributed pro rata with respect to the interest in the common shares.

         Five Arrows also invested approximately $14 million in the Company through the purchase of Common Stock pursuant to the Company's Initial Offering and this offering, the proceeds of which were used by the Company to fund approximately 38% of its funding commitment to Hotel Investors. During 1999, approximately $3.7 million of this amount was initially treated as a loan due to the stock ownership limitations specified in the Company's Articles of Incorporation at the time of investment. On April 30, 1999, this loan was converted to 387,868 Shares of Common Stock. In addition to the above investments, Five Arrows purchased a 10% interest in the Advisor. In connection with Five Arrows' investment in the Company, the Advisor and Hotel Investors, certain Affiliates have agreed to waive certain fees otherwise payable to them by the Company. The Advisor is also the advisor to Hotel Investors pursuant to a separate advisory agreement. The Company will not pay the Advisor fees, including the Company's pro rata portion of Hotel Investors' advisory fees, in excess of amounts payable under its Advisory Agreement.

         On November 16, 1999, the Company acquired an 89% interest in the LLC for approximately $58 million. The sole purpose of the LLC is to own and lease the Courtyard by Marriott hotel Property located in Philadelphia, Pennsylvania. This historic Property was recently renovated and converted into a hotel which commenced operations in late November 1999. In addition, on December 10, 1999, the Company acquired a newly constructed Property located in Mira Mesa, California, for approximately $15.6 million. The Property is being operated by the tenant as a Residence Inn by Marriott.

         Hotel Investors, the LLC and the Company, as lessors, have entered into long-term, triple-net leases with operators of Hotel Chains, as described below in "Liquidity Requirements."

CAPITAL COMMITMENTS

         As of January 7, 2000, the Company had initial commitments to acquire, directly or indirectly, six hotel Properties. The acquisition of each of these Properties is subject to the fulfillment of certain conditions. In order to acquire all of these Properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or advances on the Line of Credit. In connection with three of these agreements, the Company has a deposit, in the form of a letter of credit, collateralized by a certificate of deposit, amounting to $5 million. In connection with two of the remaining agreements, the Company has a deposit of approximately $1.6 million held in escrow. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these Properties will be acquired by the Company.

         As of January 7, 2000, the Company had not entered into any arrangements creating a reasonable probability a Mortgage Loan or Secured Equipment Lease would be funded. The Company is presently negotiating to acquire additional Properties, but as of January 7, 2000, the Company had not acquired any such Properties or entered into any Mortgage Loans.

CASH AND CASH EQUIVALENTS

         Until Properties are acquired, or Mortgage Loans are entered into, Net Offering Proceeds are held in short-term (defined as investments with a maturity of three months or less), highly liquid investments, such as demand deposit accounts at commercial banks, certificates of deposit and money market accounts. This investment strategy provides high liquidity in order to facilitate the Company's use of these funds to acquire Properties at such time as Properties suitable for acquisition are located or to fund Mortgage Loans. At September 30, 1999, the Company had $118,019,624 invested in such short-term investments as compared to $13,228,923 at December 31, 1998. The increase in the amount invested in short-term investments is primarily attributable to proceeds received from the sale of Shares of Common Stock. These funds will be used to purchase additional Properties and make Mortgage Loans, to pay Offering Expenses and Acquisition Expenses, to pay Distributions to stockholders and other Company expenses and, in management's discretion, to create cash reserves.

LIQUIDITY REQUIREMENTS

         The Company expects to meet its short-term liquidity requirements, other than for offering expenses, acquisition and development of Properties and investment in Mortgage Loans and Secured Equipment Leases, through cash flow provided by operating activities. The Company believes that cash flow provided by operating activities will be sufficient to fund normal recurring Operating Expenses, regular debt service requirements and Distributions to stockholders. To the extent that the Company's cash flow provided by operating activities is not sufficient to meet such short-term liquidity requirements as a result, for example, of unforeseen expenses due to tenants defaulting under the terms of their lease agreements, the Company will use borrowings under its Line of Credit.

         Due to the fact that the Company leases its Properties on a triple-net basis, meaning that tenants are generally required to pay all repairs and maintenance, property taxes, insurance and utilities, management does not believe that working capital reserves are necessary at this time. Management believes that the Properties are adequately covered by insurance. In addition, the Advisor has obtained contingent liability and property coverage for the Company. This insurance policy is intended to reduce the Company's exposure in the unlikely event a tenant's insurance policy lapses or is insufficient to cover a claim relating to a Property.

         The Company expects to meet its other short-term liquidity requirements, including payment of offering expenses, Property acquisitions and development and investment in Mortgage Loans and Secured Equipment Leases, with additional advances under its Line of Credit and proceeds from its offerings.

         The Company expects to meet its long-term liquidity requirements through short or long-term, unsecured or secured debt financing or equity financing.

DISTRIBUTIONS

         During the nine months ended September 30, 1999 and 1998, the Company generated cash from operations (which includes cash received from tenants, and dividend, interest and other income received, less cash paid for operating expenses ) of $4,642,118 and $2,047,046, respectively. Based on current and anticipated future cash from operations and dividends due to the Company from Hotel Investors at September 30, 1999 (and received in October 1999), the Company declared and paid Distributions to its stockholders of $6,331,072 and $619,131 during the nine months ended September 30, 1999 and 1998, respectively. In addition, on October 1, November 1, and December 1, 1999, the Company declared Distributions to stockholders of record on October 1, November 1, and December 1, 1999, totalling $1,352,274, $1,468,292 and $1,615,415, respectively
($0.0604 per Share), payable in December 1999. On January 1, 2000, the Company declared Distributions to stockholders of record on January 1, 2000, totalling $1,745,931 ($0.0604 per Share), payable in March 2000. For the nine months ended September 30, 1999 and 1998, approximately 73 percent and 94 percent, respectively, of the Distributions received by stockholders were considered to be ordinary income and approximately 27 percent and 6 percent, respectively, was considered a return of capital for federal income tax purposes. The characterization for tax purposes of Distributions declared for the nine months ended September 30, 1999, may not be indicative of actual results for the year ending December 31, 1999. No amounts distributed or to be distributed to the stockholders as of January 7, 2000, were required to be or have been treated by the Company as a return of capital for purposes of calculating the Stockholders' 8% Return on Invested Capital.

AMOUNTS DUE TO RELATED PARTIES

         During the nine months ended September 30, 1999 and 1998, Affiliates of the Company incurred on behalf of the Company $2,387,955 and $158,184, respectively, for certain Organizational and Offering Expenses, $530,233 and $220,575, respectively, for certain Acquisition Expenses and $285,847 and $64,422, respectively, for certain Operating Expenses. As of September 30, 1999 and December 31, 1998, the Company owed the Advisor $307,977 and $318,937, respectively, for expenditures incurred on behalf of the Company and for Acquisition Fees. The Advisor has agreed to pay or reimburse to the Company all Offering Expenses in excess of three percent of gross offering proceeds.

                              RESULTS OF OPERATIONS

REVENUES

         As of September 30, 1999, the Company had acquired nine Properties, either directly or indirectly through Hotel Investors, consisting of land, buildings and equipment, and had entered into a long-term, triple-net lease agreement relating to each of these Properties. The Property leases provide for minimum base annual rental payments ranging from approximately $1,204,000 to $3,691,000, which are payable in monthly installments. The leases also provide that, commencing in the second lease year, the annual base rent required under the terms of the leases will increase. In addition to annual base rent, the tenants pay contingent rent computed as a percentage of gross sales of the Property. The Company's leases also require the establishment of the FF&E Reserves. The FF&E Reserves established for the Properties directly or indirectly owned by the Company at September 30, 1999, have been reported as additional rent.

         During the nine months ended September 30, 1999 and 1998, the Company earned rental income of $2,255,968 and $487,400, respectively, from the two wholly owned Properties ($769,422 and $487,400 of which was earned during the quarters ended September 30, 1999 and 1998, respectively). Contingent rental income of $38,342 and $62,688 was earned for the quarter and nine months ended September 30, 1999, respectively. No contingent rental income was earned for the nine months ended September 30, 1998. The Company also earned $194,301 and $41,099 in FF&E Reserve income during the nine months ended September 30, 1999 and 1998, respectively ($68,268 and $41,099 of which was earned during the quarters ended September 30, 1999 and 1998, respectively). The increase in rental income, contingent rental income and FF&E Reserve income is due to the fact that the Company owned its two wholly owned Properties for the full nine months ended September 30, 1999, as compared to approximately three months during the nine months ended September 30, 1998. Because the Company has not yet acquired all of its Properties, revenues for the nine months ended September 30, 1999, represent only a portion of revenues which the Company is expected to earn in future periods.

         During the nine months ended September 30, 1999, the Company acquired and leased seven Properties indirectly through its investment in Hotel Investors, as described above in "Liquidity and Capital Resources -- Property Acquisitions and Investments." In connection with its investment, during the quarter and nine months ended September 30, 1999, the Company recognized $926,687 and $1,826,818, respectively, in dividend income and $167,283 and $557,733, respectively, in equity in loss after deduction of preferred stock dividends, resulting in net earnings attributable to this investment of $759,404 and $1,269,085, respectively.

         During the nine months ended September 30, 1999 and 1998, the Company also earned $2,125,043 and $498,241, respectively, in interest income from investments in money market accounts and other short-term, highly liquid investments and other income ($1,217,304 and $127,082 of which was earned during the quarters ended September 30, 1999 and 1998, respectively). The increase in interest income during the nine months ended September 30, 1999, as compared to the nine months ended September 30, 1998, was attributable to the receipt of offering proceeds being temporarily invested in money market accounts or other short-term, highly liquid investments pending investment in Properties or Mortgage Loans. As Net Offering Proceeds from the Company's Initial Offering and this offering are invested in Properties and used to make Mortgage Loans, the percentage of the Company's total revenues from interest income from investments in money market accounts or other short-term, highly liquid investments is expected to decrease.

SIGNIFICANT TENANTS

         During the nine months ended September 30, 1999, two lessees, STC Leasing Associates, LLC (which operates and leases the two Properties) and WI Hotel Leasing, LLC (which leases the seven Properties in which the Company owns an interest through Hotel Investors), each contributed more than ten percent of the Company's total rental income (including the Company's share of total rental income from Hotel Investors). In addition, all of the Company's rental income (including the Company's share of total rental income from Hotel Investors) was earned from Properties operating as Marriott(R) brand chains. Although the Company intends to acquire additional Properties located in various states and regions and to carefully screen its tenants in order to reduce risks of default, failure of these lessees or the Marriott(R) brand chains could significantly impact the results of operations of the Company. However, management believes that the risk of such a default is reduced due to the essential or important nature of these Properties for the ongoing operations of the lessees. It is expected that the percentage of total rental income contributed by these lessees will decrease as additional Properties are acquired and leased during 2000 and subsequent years.

EXPENSES

         Operating expenses, including interest expense and depreciation and amortization expense, were $1,530.352 and $442,898 for the nine months ended September 30, 1999 and 1998, respectively ($392,902 and $273,712 of which were incurred for the quarters ended September 30, 1999 and 1998, respectively). Total operating expenses were greater due to the fact that the Company owned its two wholly owned Properties for the full nine months ended September 30, 1999, as compared to approximately three months during the nine months ended September 30, 1998. Asset Management Fees and depreciation and amortization expenses are expected to increase as the Company acquires additional Properties and invests in Mortgage Loans.

OTHER

         The tenants of the Properties owned by the Company, either directly or indirectly through Hotel Investors, have established FF&E Reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the hotel Properties. Funds in the FF&E Reserve have been paid, granted and assigned to the Company, or in the case of the seven Properties owned indirectly, to Hotel Investors. For the nine months ended
September 30, 1999, revenues relating to the FF&E Reserve of the Properties directly owned by the Company totalled $194,301, and indirectly owned through Hotel Investors totalled $257,259. Due to the fact that the Properties are leased on a long-term, triple-net basis, management does not believe that other working capital reserves are necessary at this time. Management has the right to cause the Company to maintain additional reserves if, in their discretion, they determine such reserves are required to meet the Company's working capital needs.

                         YEAR 2000 READINESS DISCLOSURE

OVERVIEW OF YEAR 2000 COMPLIANCE ISSUES

         The year 2000 compliance issues concern the ability of information and non-information technology systems to properly recognize and process date-sensitive information beyond January 1, 2000. The failure to accurately recognize the year 2000 could result in a variety of problems from data miscalculations to the failure of entire systems.

READINESS STATUS

         The Advisor and its Affiliates generally provide all services requiring the use of information and some non-information technology systems pursuant to an Advisory Agreement with the Company. The Company generally does not directly own information technology systems. The non-information technology systems of the Advisor, its Affiliates and the Company are primarily facility related and include hotel and building security systems, elevators, fire suppressions, HVAC, electrical systems and other utilities. In early 1998, Affiliates of the Advisor formed a year 2000 committee (the "Y2K Team") that assessed the readiness of any systems that were date sensitive and competed upgrades for the hardware equipment and software that was not year 2000 compliant, as necessary. The cost for these upgrades and other remedial measures was the responsibility of the Advisor and its Affiliates. The Company has not incurred, and the Advisor and its Affiliates do not expect that the Company will incur, any costs in connection with the year 2000 remedial measures. In addition, the Y2K team requested and received certifications of compliance from other companies with which the Advisor, its Affiliates, and the Company have material third party relationships.

         In assessing the risks presented by the year 2000 compliance issues, the Y2K Team identified potential worst case scenarios involving the failure of the information and non-information technology systems used by the Company's transfer agent, financial institutions and tenants. As of January 7, 2000, the Company did not experience material disruption or other significant problems in its information and non-information technology systems. In addition, as of the same date, the Advisor is not aware of any material year 2000 compliance issues relating to information and non-information technology systems of third parties with which the Company maintains material relationships, including those of the Company's transfer agent, financial institutions and tenants. Additionally, the Company's interactions with the systems of its transfer agent, financial institutions and tenants, have functioned normally. Until the Company's first distribution in 2000 and the delivery of the information by the transfer agent to stockholders in early 2000, the Advisor will continue to monitor the year 2000 compliance of the transfer agent. In addition, the Advisor continues to monitor the systems used by the Company and to maintain contact with third parties with which the Company has material relationships with respect to year 2000 compliance and any year 2000 issues that may arise at a later date. The Advisor will develop contingency plans relating to ongoing year 2000 issues at the time that such issues are identified and such plans are deemed necessary.

         Based on the information provided to the Y2K team, the upgrade and remedial measures by the Advisor and its Affiliates, and the normal functioning to date of information and non-information technology systems used by the Company and those third parties, the Advisor does not foresee significant risks associated with its year 2000 compliance at this time. In addition, the Advisor and its Affiliates do not expect to incur any additional costs in connection with the year 2000 compliance efforts. However there can be no assurance that the Advisor and its Affiliates or any third parties will not have ongoing year 2000 compliance issues that may have adverse effects on the Company.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following information updates and replaces the "Directors and Executive Officers" section of the Prospectus.

         The Directors and executive officers of the Company are listed below:

         Name                   Age            Position with the Company
         ----                   ---            -------------------------
James M. Seneff, Jr.             53            Director, Chairman of the Board, and Chief Executive Officer
Robert A. Bourne                 52            Director, Vice Chairman of the Board, and President
Matthew W. Kaplan                37            Director
Charles E. Adams                 37            Independent Director
Lawrence A. Dustin               54            Independent Director
John A. Griswold                 51            Independent Director
Craig M. McAllaster              48            Independent Director
Charles A. Muller                41            Chief Operating Officer and Executive Vice President
C. Brian Strickland              37            Vice President of Finance and Administration
Jeanne A. Wall                   41            Executive Vice President
Lynn E. Rose                     51            Secretary and Treasurer

     James M. Seneff, Jr. Director, Chairman of the Board and Chief Executive Officer. Since 1971, Mr. Seneff has been active in the acquisition, development, and management of real estate projects and, directly or through an affiliated entity, has served as a general partner or co-venturer in over 100 real estate ventures. These ventures have involved the financing, acquisition, construction, and leasing of restaurants, office buildings, apartment complexes, hotels, and other real estate. Mr. Seneff is a principal stockholder of CNL Holdings, Inc., the parent company of CNL Financial Group, Inc. (formerly CNL Group, Inc.), a diversified real estate company, and has served as a director, Chairman of the Board and Chief Executive

Officer of CNL Financial Group, Inc. since its formation in 1980. CNL Financial Group, Inc. is the parent company of CNL Real Estate Services, Inc., and the parent company of CNL Hospitality Corp., the Advisor; and of CNL Capital Markets, Inc., the parent company of CNL Investment Company. CNL Investment Company is the parent company of CNL Securities Corp., the Managing Dealer in this offering. Mr. Seneff currently serves as a director, Chairman of the Board and Chief Executive Officer of CNL Hospitality Corp., the Advisor to the Company. He also serves as a director, Chairman of the Board and Chief Executive Officer of CNL Health Care Properties, Inc., a public, unlisted real estate investment trust, as well as CNL Health Care Corp., its advisor. Since 1992, Mr. Seneff has served as Chairman of the Board and Chief Executive Officer of Commercial Net Lease Realty, Inc., a public real estate investment trust that is listed on the New York Stock Exchange. In addition, he has served as a director and Chairman of the Board since inception in 1994, and served as Chief Executive Officer from 1994 through September 1999, of CNL American Properties Fund, Inc., a public, unlisted real estate investment trust. He also served as a director, Chairman of the Board and Chief Executive Officer of CNL Fund Advisors, Inc., the advisor to CNL American Properties Fund, Inc. until it merged with the company in September 1999. Mr. Seneff has also served as a director, Chairman of the Board and Chief Executive Officer of the following affiliated companies since formation: CNL Securities Corp., since 1979; CNL Investment Company, since 1990; and CNL Institutional Advisors, a registered investment advisor for pension plans, since 1990. Mr. Seneff formerly served as a director of First Union National Bank of Florida, N.A., and currently serves as the Chairman of the Board of CNLBank. Mr. Seneff served on the Florida State Commission on Ethics and is a former member and past Chairman of the State of Florida
Investment Advisory Council, which recommends to the Florida Board of Administration investments for various Florida employee retirement funds. The Florida Board of Administration is Florida's principal investment advisory and money management agency and oversees the investment of more than $60 billion of retirement funds. Mr. Seneff received his degree in Business Administration from Florida State University in 1968.

     Robert A. Bourne. Director, Vice Chairman of the Board and President. Since joining CNL Securities Corp. in 1979, Mr. Bourne has participated as a general partner or co-venturer in over 100 real estate ventures involved in the financing, acquisition, construction, and leasing of restaurants, office buildings, apartment complexes, hotels, and other real estate. Mr. Bourne is the President and Treasurer of CNL Financial Group, Inc. (formerly CNL Group, Inc.). He is also a director, Vice Chairman of the Board and President of CNL Hospitality Corp., the Advisor to the Company. Mr. Bourne is a director and President of CNL Health Care Properties, Inc., a public, unlisted real estate investment trust; as well as a director and President of CNL Health Care Corp., its advisor. Mr. Bourne also serves as a director of CNLBank. He has served as a director since 1992, Vice Chairman of the Board since February 1996, Secretary and Treasurer from February 1996 through 1997, and President from July 1992 through February 1996, of Commercial Net Lease Realty Inc., a public real estate investment trust listed on the New York Stock Exchange. Mr. Bourne has served as a director since inception in 1994, President from 1994 through February 1999, Treasurer from February 1999 through August 1999, and Vice Chairman of the Board since February 1999 of CNL American Properties Fund, Inc., a public, unlisted real estate investment trust. He also served in the following positions for CNL Fund Advisors, Inc., the advisor to CNL American Properties Fund, Inc. prior to its merger with the company: director from 1994 through August 1999, Treasurer from July 1998 through August 1999, President from 1994 through September 1997, and Vice Chairman of the Board from September 1997 through August 1999. Mr. Bourne holds the following positions for these affiliates of CNL Financial Group, Inc.: director, President and Treasurer of CNL Investment Company; director, President, Treasurer, and Registered Principal of CNL Securities Corp., a subsidiary of CNL Investment Company and the Managing Dealer for this offering; and director, President, Treasurer, and Chief Investment Officer of CNL Institutional Advisors, Inc., a registered investment advisor for pension plans. Mr. Bourne began his career as a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, where he attained the position of tax manager in 1975. Mr. Bourne graduated from Florida State University in 1970 where he received a B.A. in Accounting, with honors.

     Matthew W. Kaplan. Director. Mr. Kaplan serves as a director of the Advisor and Hotel Investors. Mr. Kaplan is a managing director of Rothschild Realty Inc. where he has served since 1992, and where he is responsible for securities investment activities including acting as portfolio manager of Five Arrows Realty Securities LLC, a $900 million private investment fund. Mr. Kaplan has been a director a WNY Group, Inc., a private corporation, since 1999. From 1990 to 1992, Mr. Kaplan served in the corporate finance department of

Rothschild Inc., an affiliate of Rothschild Realty Inc. Mr. Kaplan served as a director of Ambassador Apartments Inc. from August 1996 through May 1998 and is a member of the Urban Land Institute. Mr. Kaplan received a B.A. with honors from Washington University in 1984 and a M.B.A. from the Wharton School of Finance and Commerce at the University of Pennsylvania in 1988.

     Charles E. Adams. Independent Director. Mr. Adams is the president and a founding principal with Celebration Associates, Inc., a real estate advisory and development firm with offices in Celebration, Florida and Charlotte, North
Carolina. Celebration Associates specializes in large-scale master-planned communities, seniors' housing and specialty commercial developments. Mr. Adams joined The Walt Disney Company in 1990 and from 1996 until May 1997 served as vice president of community business development for The Celebration Company and Walt Disney Imagineering. He was responsible for Celebration Education, Celebration Network, Celebration Health, and Celebration Foundation, as well as new business development, strategic alliances, retail sales and leasing, commercial sales and leasing, the development of Little Lake Bryan and Celebration. Previously, Mr. Adams was responsible for the initial residential, amenity, sales and marketing, consumer research and master planning efforts for Celebration. Additionally, Mr. Adams participated in the planning for residential development at EuroDisney in Paris, France. He was a founding member of the Celebration School Board of Trustees and served as president and founding member of the Celebration Foundation Board of Directors. Mr. Adams is a founding member of the Health Magic Steering Committee and council member on the Recreation Development Council for the Urban Land Institute. Before joining The Walt Disney Company in 1990, Mr. Adams worked with Trammell Crow Residential developing luxury apartment communities in the Orlando and Jacksonville, Florida areas. Mr. Adams received a B.A. from Northeast Louisiana University in 1984 and a M.B.A. from Harvard Graduate School of Business in 1989.

     Lawrence A. Dustin. Independent Director. Mr. Dustin is president of the lodging division of Travel Services, Inc., a specialized distributor of leisure travel products and services. Mr. Dustin was a principal of BBT, an advisory company specializing in hotel operations, marketing and development, from September 1998 to August 1999. Mr. Dustin has over 30 years of experience in the hospitality industry. From 1994 to September 1998, Mr. Dustin served as senior vice president of lodging of Universal Studios Recreation Group, where he was responsible for matters related to hotel development, marketing, operations and management. Mr. Dustin supervised the overall process of developing the five highly themed hotels and related recreational amenities within Universal Studios Escape and provided guidance for hotel projects in Universal City, California, Japan, and Singapore. From 1989 to 1994, Mr. Dustin served as a shareholder, chief executive officer, and director of AspenCrest Hospitality, Inc., a professional services firm which helped hotel owners enhance both the operating performance and asset value of their properties. From 1969 to 1989, Mr. Dustin held various positions in the hotel industry, including 14 years in management with Westin Hotels & Resorts. Mr. Dustin received a B.A. from Michigan State University in 1968.

     John A. Griswold. Independent Director. Mr. Griswold serves as president of Tishman Hotel Corporation, an operating unit of Tishman Realty & Construction Co., Inc., founded in 1898. Tishman Hotel Corporation is a hotel developer, owner and operator, and has provided such services for more than 85 hotels, totalling more than 30,000 rooms. Mr. Griswold joined Tishman Hotel Corporation in 1985. From 1981 to 1985, Mr. Griswold served as general manager of the Buena Vista Palace Hotel in The Walt Disney World Village. From 1978 to 1981, he served as vice president and general manager of the Homestead Resort, a luxury condominium resort in Glen Arbor, Michigan. Mr. Griswold served as an operations manager for The Walt Disney Company from 1971 to 1978. He was responsible for operational, financial and future planning for multi-unit dining facilities in Walt Disney World Village and Lake Buena Vista Country Club. He is a member of the board of directors of the Florida Hotel & Motel Association, Orlando/Orange County Convention & Visitors Bureau, Inc. and the First Orlando Foundation. Mr. Griswold received a B.S. from the School of Hotel Administration at Cornell University in Ithaca, New York.

     Craig M. McAllaster. Independent Director. Dr. McAllaster has served as director of the executive MBA program at the Roy E. Crummer Graduate School of Business at Rollins College since 1994. Besides his duties as director, he is on the management faculty and serves as executive director of the international consulting practicum programs at the Crummer School. Prior to Rollins College, Dr. McAllaster was on the faculty at the School of Industrial and Labor Relations and the Johnson Graduate School of Management, both at Cornell University, and the University of Central Florida. Dr. McAllaster spent over ten years in the consumer services and electronics industry in management, organizational and executive development positions. He is a consultant to many domestic and international companies in the areas of strategy and leadership. Dr. McAllaster received a B.S. from the University of Arizona in 1973, a M.S. from Alfred University in 1981 and a M.A. and Doctorate from Columbia University in 1987.

     Charles A. Muller. Chief Operating Officer and Executive Vice President. Mr. Muller joined CNL Hospitality Corp. in October 1996 and is responsible for the planning and implementation of CNL's interest in hotel industry investments, including acquisitions, development, project analysis and due diligence. He currently serves as the Chief Operating Officer and Executive Vice President of CNL Hospitality Corp., the Advisor, and Executive Vice President of CNL Hotel Development Company. Mr. Muller joined CNL following more than 15 years of broadbased hotel industry experience with firms such as Tishman Hotel Corporation, Wyndham Hotels & Resorts, Pannell Kerr Forster and AIRCOA Hospitality Services. Mr. Muller's background includes responsibility for market review and valuation efforts, property acquisitions and development, capital improvement planning, hotel operations and project management for renovations and new construction. Mr. Muller served on the former Market, Finance and Investment Analysis Committee of the American Hotel & Motel Association and is a founding member of the Lodging Industry Investment Council. He holds a bachelor's degree in Hotel Administration from Cornell University.

     C. Brian Strickland. Vice President of Finance and Administration. Mr. Strickland currently serves as Senior Vice President of Finance and Administration of CNL Hospitality Corp., the Advisor, and CNL Hotel Development Company. Mr. Strickland supervises the companies' financial reporting, financial control and accounting functions as well as the forecasting, budgeting and cash management activities. He is also responsible for SEC compliance, equity and debt financing activities and insurance for the companies. Mr. Strickland joined CNL Hospitality Corp. in April 1998 with extensive accounting background. Prior to joining CNL, he served as vice president of taxation with Patriot American Hospitality, Inc., where he was responsible for implementation of tax planning strategies on corporate mergers and acquisitions and where he performed or assisted in strategic processes in the REIT industry. From 1989 to 1997, Mr. Strickland served as a director of tax and asset management for Wyndham Hotels & Resorts where he was integrally involved in structuring acquisitive transactions, including the consolidation and initial public offering of Wyndham Hotel Corporation and its subsequent merger with Patriot American Hospitality, Inc. In his capacity of director of asset management, he was instrumental in the development and opening of a hotel and casino in San Juan, Puerto Rico. Prior to 1989, Mr. Strickland was senior tax accountant for Trammell Crow Company where he provided tax consulting services to regional development offices. From 1986 to 1988, Mr. Strickland was tax accountant for Ernst & Whinney where he was a member of the real estate practice group. Mr. Strickland is a certified public accountant and holds a bachelor's degree in accounting.

     Jeanne A. Wall. Executive Vice President. Ms. Wall serves as Executive Vice President and a director of CNL Hospitality Corp., the Advisor to the Company. Ms. Wall also serves as Executive Vice President of CNL Health Care Properties, Inc., a public, unlisted real estate investment trust, and CNL Health Care Corp., its advisor. She also serves as a director for CNLBank. Ms. Wall serves as Executive Vice President of CNL Financial Group, Inc. (formerly CNL Group, Inc.). Ms. Wall has served as Chief Operating Officer of CNL Investment Company and of CNL Securities Corp. since 1994 and has served as Executive Vice President of CNL Investment Company since January 1991. In 1984, Ms. Wall joined CNL Securities Corp. and in 1985, became Vice President. In 1987, she became a Senior Vice President and in July 1997, became Executive Vice President of CNL Securities Corp. In this capacity, Ms. Wall serves as national marketing and sales director and oversees the national marketing plan for the CNL investment programs. In addition, Ms. Wall oversees product development, communications and investor services for programs offered through participating brokers. Ms. Wall also served as Senior Vice President of CNL Institutional Advisors Inc., a registered investment advisor, from 1990 to 1993. Ms. Wall served as Vice President of Commercial Net Lease Realty, Inc., a public real estate investment trust listed on the New York Stock Exchange, from 1992 through 1997, and served as Vice President of CNL Realty Advisors, Inc. from its inception in 1991 through 1997. Ms. Wall also served as Executive Vice President of CNL American Properties Fund, Inc., a public, unlisted real estate investment trust, from 1994 through August 1999, and as Executive Vice President of CNL Fund Advisors, Inc., its advisor, from 1994 through August 1999, at which point it merged with CNL American Properties Fund, Inc. Ms. Wall currently serves as a trustee on the Board of the Investment Program Association, is a member of the Corporate Advisory Council for the International Association for Financial Planning and is a member of IWF, International Women's Forum. In addition, she previously served on the Direct Participation Program committee for the National Association of Securities Dealers, Inc. Ms. Wall holds a B.A. in Business Administration from Linfield College and is a registered principal of CNL Securities Corp.

         Lynn E. Rose. Secretary and Treasurer. Ms. Rose also serves as Secretary, Treasurer and a director of CNL Hospitality Corp., the Advisor to the Company, and as Secretary of the subsidiaries of the Company. Ms. Rose is Secretary and Treasurer of CNL Health Care Properties, Inc., a public, unlisted real estate investment trust, and serves as Secretary of its subsidiaries. In addition, she serves as Secretary, Treasurer and a director of CNL Health Care Corp., its advisor. Ms. Rose served as Secretary of CNL American Properties Fund, Inc., a public, unlisted real estate investment trust, from 1994 through August 1999, and served as Treasurer from 1994 through February 1999. She also served as Treasurer of CNL Fund Advisors, Inc., from 1994 through July 1998, and served as Secretary and a director from 1994 through August 1999, at which point it merged with CNL American Properties Fund, Inc. Ms. Rose served as Secretary and Treasurer of Commercial Net Lease Realty, Inc., a public real estate investment trust listed on the New York Stock Exchange, from 1992 to February 1996, and as Secretary and a director of CNL Realty Advisors, Inc., its advisor, from its inception in 1991 through 1997. She also served as Treasurer of CNL Realty Advisors, Inc. from 1991 through February 1996. Ms. Rose, a certified public accountant, has served as Secretary of CNL Financial Group, Inc. (formerly CNL Group, Inc.) since 1987, served as Controller from 1987 to 1993 and has served as Chief Financial Officer since 1993. She also serves as Secretary of the subsidiaries of CNL Financial Group, Inc. and holds various other offices in the subsidiaries. In addition, she serves as Secretary for approximately 50 additional corporations affiliated with CNL Financial Group, Inc. and its subsidiaries. Ms. Rose oversees the tax and legal compliance for over 375 corporations, partnerships and joint ventures, and the accounting and financial reporting for over 200 entities. Prior to joining CNL, Ms. Rose was a partner with Robert A. Bourne in the accounting firm of Bourne & Rose, P.A., Certified Public Accountants. Ms. Rose holds a B.A. in Sociology from the University of Central Florida. She was licensed as a certified public accountant in 1979.


                     THE ADVISOR AND THE ADVISORY AGREEMENT

THE ADVISOR

     CNL Hospitality Corp. (formerly CNL Hospitality Advisors, Inc.) is a Florida corporation organized in January 1997 to provide management, advisory and administrative services. The Company originally entered into the Advisory Agreement with the Advisor effective July 9, 1997. CNL Hospitality Corp., as Advisor, has a fiduciary responsibility to the Company and the stockholders.

     The directors and executive officers of the Advisor are as follows:

         James M. Seneff, Jr.....................Chairman of the Board, Chief Executive Officer, and Director
         Robert A. Bourne........................Vice Chairman of the Board, President, and Director
         Matthew W. Kaplan.......................Director
         Charles A. Muller.......................Chief Operating Officer and Executive Vice President
         C. Brian Strickland.....................Senior Vice President of Finance and Administration
         Jeanne A. Wall..........................Executive Vice President and Director
         Lynn E. Rose............................Secretary, Treasurer, and Director

         Management anticipates that any transaction by which the Company would become self-administered would be submitted to the stockholders for approval.

                              CERTAIN TRANSACTIONS

         The Managing Dealer is entitled to receive Selling Commissions amounting to 7.5% of the total amount raised from the sale of Shares of Common Stock for services in connection with the offering of Shares, a substantial portion of which may be paid as commissions to other broker-dealers. For the years ended December 31, 1998 and 1997, the Company incurred $2,377,026 and $849,405, respectively, of such fees in connection with the Initial Offering, of which $2,200,516 and $792,832, respectively, was paid by the Managing Dealer as commissions to other broker-dealers. In addition, during the period January 1, 1999 through June 17, 1999, the Company incurred $6,904,047 of such fees in connection with the Initial Offering, and during the period June 18, 1999 through January 7, 2000, the Company incurred $10,657,976 of such fees in connection with this offering, the majority of which has been or will be paid as commissions to other broker-dealers.

         In addition, the Managing Dealer is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of Shares, a portion of which may be reallowed to other broker-dealers. For the years ended December 31, 1998 and 1997, the Company incurred $158,468 and $56,627, respectively, of such fees in connection with the Initial Offering, the majority of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid. In addition, during the period January 1, 1999 through June 17, 1999, the Company incurred $460,270 of such fees in connection with the Initial Offering, and during the period June 18, 1999 through January 7, 2000, the Company incurred $710,532 of such fees in connection with this offering, the majority of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

         The Advisor is entitled to receive Acquisition Fees for services in identifying the Properties and structuring the terms of the acquisition and leases of the Properties and structuring the terms of the Mortgage Loans equal to 4.5% of the total amount raised from the sale of Shares, loan proceeds from Permanent Financing and amounts outstanding on the Line of Credit, if any, at the time of Listing, but excluding that portion of the Permanent Financing used to finance Secured Equipment Leases. For the years ended December 31, 1998 and 1997, the Company incurred $1,426,216 and $509,643, respectively, of such fees in connection with the Initial Offering. In addition, during the period January 1, 1999 through June 17, 1999, the Company incurred $4,712,413 of such fees in connection with the Initial Offering, and during the period June 18, 1999 through January 7, 2000, the Company incurred $6,394,785 of such fees in connection with this offering.

         The Company and the Advisor have entered into an Advisory Agreement pursuant to which the Advisor will receive a monthly Asset Management Fee of one-twelfth of 0.60% of the Company's Real Estate Asset Value and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the nine months ended September 30, 1999 and the year ended December 31, 1998, the Company incurred $87,146 and $68,114, respectively, of such fees.

         The Company incurs Operating Expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the Advisory Agreement described above, the Advisor is required to reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year"), the greater of 2% of Average Invested Assets or 25% of Net Income (the "Expense Cap"). During the year ended December 31, 1998, the Company's Operating Expenses exceeded the Expense Cap by $92,733; therefore, the Advisor reimbursed the Company such amount in accordance with the Advisory Agreement.

         The Advisor and its Affiliates provide accounting and administrative services to the Company (including accounting and administrative services in connection with the offering of Shares) on a day-to-day basis. For the nine months ended September 30, 1999, and the years ended December 31, 1998 and 1997, the Company incurred a total of $2,676,528, $644,189 and $192,224, respectively, for these services, $2,467,852,

$494,729 and $185,335, respectively, of such costs representing stock issuance costs, $0, $9,084 and $0, respectively, representing acquisition related costs and $208,676, $140,376 and $6,889, respectively, representing general operating and administrative expenses, including costs related to preparing and distributing reports required by the Securities and Exchange Commission.

         During 1999, the Company opened three bank accounts in a bank in which certain officers and directors of the Company serve as directors, and in which an Affiliate of the Advisor is a stockholder. The terms and conditions offered by this bank are similar and competitive with terms offered by unrelated banks.

         All amounts paid by the Company to Affiliates are believed by the Company to be fair and comparable to amounts that would be paid for similar services provided by unaffiliated third parties.


                          PRIOR PERFORMANCE INFORMATION

         The information presented in this section represents the historical experience of certain real estate programs organized by certain officers and directors of the Advisor. Prior public programs have invested only in restaurant properties and have not invested in hotel properties. Investors in the Company should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior public real estate programs. Investors who purchase Shares in the Company will not thereby acquire any ownership interest in any partnerships or corporations to which the following information relates.

         Two Directors of the Company, Robert A. Bourne and James M. Seneff, Jr., individually or with others have served as general partners of 88 and 89 real estate limited partnerships, respectively, including 18 publicly offered CNL Income Fund partnerships, and as directors and/or officers of two unlisted public REITs. None of these limited partnerships or the unlisted REITs have been audited by the IRS. Of course, there is no guarantee that the Company will not be audited. Based on an analysis of the operating results of the prior programs, Messrs. Bourne and Seneff believe that each of such programs has met or is meeting its principal investment objectives in a timely manner.

         CNL Realty Corporation, which was organized as a Florida corporation in November 1985 and whose sole stockholders are Messrs. Bourne and Seneff, currently serves as the corporate general partner with Messrs. Bourne and Seneff as individual general partners of 18 CNL Income Fund limited partnerships, all of which were organized to invest in fast-food, family-style and in the case of two of the partnerships, casual-dining restaurant properties. In addition, Messrs. Bourne and Seneff currently serve as directors of CNL American Properties Fund, Inc., an unlisted public REIT organized to invest in fast-food, family-style and casual-dining restaurant properties, mortgage loans and secured equipment leases; and as directors and officers of CNL Health Care Properties, Inc., an unlisted public REIT organized to invest in health care and seniors' housing facilities. Both of the unlisted public REITs have investment objectives similar to those of the Company. As of September 30, 1999, the 18 partnerships and the two unlisted REITs had raised a total of approximately $1.5 billion from a total of approximately 81,000 investors, and owned interests in approximately 1,400 fast-food, family-style and casual-dining restaurant properties. Certain additional information relating to the offerings and investment history of the 18 public partnerships and the two unlisted public REITs is set forth below.

                                                                                     Number of              Date 90% of Net
                                                                                     Limited                Proceeds Fully
                            Maximum                                                  Partnership            Invested or
Name of                     Offering                                                 Units or               Committed to
Entity                      Amount (1)                 Date Closed                   Shares Sold            Investment (2)
------                      ----------                 -----------                   -----------            --------------
CNL Income                  $15,000,000                December 31, 1986             30,000                 December 1986
Fund, Ltd.                  (30,000 units)

CNL Income                  $25,000,000                August 21, 1987               50,000                 November 1987
Fund II, Ltd.               (50,000 units)

CNL Income                  $25,000,000                April 29, 1988                50,000                 June 1988
Fund III, Ltd.              (50,000 units)

CNL Income                  $30,000,000                December 6, 1988              60,000                 February 1989
Fund IV, Ltd.               (60,000 units)

CNL Income                  $25,000,000                June 7, 1989                  50,000                 December 1989
Fund V, Ltd.                (50,000 units)

CNL Income                  $35,000,000                January 19, 1990              70,000                 May 1990
Fund VI, Ltd.               (70,000 units)

CNL Income                  $30,000,000                August 1, 1990                30,000,000             January 1991
Fund VII, Ltd.              (30,000,000 units)

CNL Income                  $35,000,000                March 7, 1991                 35,000,000             September 1991
Fund VIII, Ltd.             (35,000,000 units)

CNL Income                  $35,000,000                September 6, 1991             3,500,000              November 1991
Fund IX, Ltd.               (3,500,000 units)

CNL Income                  $40,000,000                April 22, 1992                4,000,000              June 1992
Fund X, Ltd.                (4,000,000 units)

CNL Income                  $40,000,000                October 8, 1992               4,000,000              September 1992
Fund XI, Ltd.               (4,000,000 units)

CNL Income                  $45,000,000                April 15, 1993                4,500,000              July 1993
Fund XII, Ltd.              (4,500,000 units)

CNL Income                  $40,000,000                September 13, 1993            4,000,000              August 1993
Fund XIII, Ltd.             (4,000,000 units)

CNL Income                  $45,000,000                March 23, 1994                4,500,000              May 1994
Fund XIV, Ltd.              (4,500,000 units)

CNL Income                  $40,000,000                September 22, 1994            4,000,000              December 1994
Fund XV, Ltd.               (4,000,000 units)

CNL Income                  $45,000,000                July 18, 1995                 4,500,000              August 1995
Fund XVI, Ltd.              (4,500,000 units)

CNL Income                  $30,000,000                October 10, 1996              3,000,000              December 1996
Fund XVII, Ltd.             (3,000,000 units)



                                                                                     Number of              Date 90% of Net
                                                                                     Limited                Proceeds Fully
                            Maximum                                                  Partnership            Invested or
Name of                     Offering                                                 Units or               Committed to
Entity                      Amount (1)                 Date Closed                   Shares Sold            Investment (2)
------                      ----------                 -----------                   -----------            -----

CNL Income                  $35,000,000                February 6, 1998              3,500,000              December 1997
Fund XVIII, Ltd.            (3,500,000 units)

CNL American                $747,464,413               January 20, 1999 (3)          74,746,441 (3)         February 1999 (3)
Properties Fund,            (74,746,441 shares)
Inc.

CNL Health Care             $155,000,000                        (4)                        (4)                      (4)
Properties, Inc.            (15,500,000 shares)

-----------------------------



(1) The amount stated includes the exercise by the general partners of each partnership of their option to increase by $5,000,000 the maximum size of the offering of CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XVI, Ltd. and CNL Income Fund XVIII, Ltd. The number of shares of common stock for CNL American Properties Fund, Inc. ("APF") represents the number of shares prior to one-for-two reverse stock split, which was effective on June 3, 1999.

(2) For a description of the property acquisitions by these programs, see the table set forth on the following page.

(3) In April 1995, APF commenced an offering of a maximum of 16,500,000 shares of common stock ($165,000,000). On February 6, 1997, the initial offering closed upon receipt of subscriptions totalling $150,591,765 (15,059,177 shares), including $591,765 (59,177 shares) through the reinvestment plan. Following completion of the initial offering on
        February 6, 1997, APF commenced a subsequent offering (the "1997 Offering") of up to 27,500,000 shares ($275,000,000) of common stock. On March 2, 1998, the 1997 Offering closed upon receipt of subscriptions totalling $251,872,648 (25,187,265 shares), including $1,872,648
        (187,265 shares) through the reinvestment plan. Following completion of the 1997 Offering on March 2, 1998, APF commenced a subsequent offering (the "1998 Offering") of up to 34,500,000 shares ($345,000,000) of common stock. As of December 31, 1998, APF had received subscriptions totalling $345,000,000 (34,500,000 shares), including $3,107,848
        (310,785 shares) through the reinvestment plan, from the 1998 Offering. The 1998 Offering closed in January 1999, upon receipt of the proceeds from the last subscriptions. As of March 31, 1999, net proceeds to APF from its three offerings totalled $670,151,200 and all of such amount had been invested or committed for investment in properties and mortgage loans.

(4) Effective September 18, 1998, CNL Health Care Properties, Inc. commenced an offering of up to 15,500,000 shares ($155,000,000) of common stock. As of September 30, 1999, CNL Health Care Properties, Inc. had not yet acquired any properties.

         As of September 30, 1999, Mr. Seneff and Mr. Bourne, directly or through affiliated entities, also had served as joint general partners of 69 nonpublic real estate limited partnerships. The offerings of all of these 69 nonpublic limited partnerships had terminated as of September 30, 1999. These 69 partnerships raised a total of $185,927,353 from approximately 4,519 investors, and purchased, directly or through participation in a joint venture or limited partnership, interests in a total of 216 projects as of September 30, 1999. These 216 projects consist of 19 apartment projects (comprising 10% of the total amount raised by all 69 partnerships), 13 office buildings (comprising 5% of the total amount raised by all 69 partnerships), 169 fast-food, family-style, or casual-dining restaurant property and business investments (comprising 69% of the total amount raised by all 69 partnerships), one condominium development (comprising 0.5% of the total amount raised by all 69 partnerships), four hotels/motels (comprising 5% of the total amount raised by all 69 partnerships), eight commercial/retail properties (comprising 10% of the total amount raised by all 69 partnerships), and two tracts of undeveloped land (comprising 0.5% of the total amount raised by all 69 partnerships).

         Mr. Bourne also has served, without Mr. Seneff, as a general partner of one additional nonpublic real estate limited partnership program which raised a total of $600,000 from 13 investors and purchased, through participation in a limited partnership, one apartment building located in Georgia with a purchase price of $1,712,000.

         Mr. Seneff also has served, without Mr. Bourne, as a general partner of two additional nonpublic real estate limited partnerships which raised a total of $240,000 from 12 investors and purchased two office buildings with an aggregate purchase price of $928,390. Both of the office buildings are located in Florida.

         Of the 90 real estate limited partnerships whose offerings had closed as of September 30, 1999 (including 18 CNL Income Fund limited partnerships) in which Mr. Seneff and/or Mr. Bourne serve or have served as general partners in the past, 39 invested in restaurant properties leased on a "triple-net" basis, including eight which also invested in franchised restaurant businesses (accounting for approximately 93% of the total amount raised by all 90 real estate limited partnerships).

         The following table sets forth summary information, as of September 30, 1999, regarding property acquisitions by the 18 limited partnerships and the two unlisted REITs.




Name of                        Type of                                            Method of               Type of
Entity                         Property              Location                     Financing               Program
------                         --------              --------                     ---------               -------

CNL Income                     22 fast-food or       AL, AZ, CA, FL, GA,            All cash              Public
Fund, Ltd.                     family-style          LA, MD, OK, PA, TX,
                               restaurants           VA, WA

CNL Income                     49 fast-food or       AL, AZ, CO, FL, GA,            All cash              Public
Fund II, Ltd.                  family-style          IL, IN, KS, LA, MI,
                               restaurants           MN, MO, NC, NM, OH,
                                                     TN, TX, WA, WY

CNL Income                     38 fast-food or       AL, AZ, CA, CO, FL,            All cash              Public
Fund III, Ltd.                 family-style          GA, IA, IL, IN, KS,
                               restaurants           KY, MD, MI, MN, MO,
                                                     NC, NE, OK, TX

CNL Income                     47 fast-food or       AL, DC, FL, GA, IL,            All cash              Public
Fund IV, Ltd.                  family-style          IN, KS, MA, MD, MI,
                               restaurants           MS, NC, OH, PA, TN,
                                                     TX, VA

CNL Income                     35 fast-food or       AZ, FL, GA, IL, IN,            All cash              Public
Fund V, Ltd.                   family-style          MI, NH, NY, OH, SC,
                               restaurants           TN, TX, UT, WA

CNL Income                     56 fast-food or       AR, AZ, FL, GA, IL,            All cash              Public
Fund VI, Ltd.                  family-style          IN, KS, MA, MI, MN,
                               restaurants           NC, NE, NM, NY, OH,
                                                     OK, PA, TN, TX, VA,
                                                     WA, WY

CNL Income                     49 fast-food or       AZ, CO, FL, GA, IN,            All cash              Public
Fund VII, Ltd.                 family-style          LA, MI, MN, NC, OH,
                               restaurants           SC, TN, TX, UT, WA





Name of                        Type of                                            Method of              Type of
Entity                         Property              Location                     Financing               Program
------                         --------              --------                     ---------               -------

CNL Income                     42 fast-food or       AZ, FL, IN, LA, MI,            All cash              Public
Fund VIII, Ltd.                family-style          MN, NC, NY, OH, TN,
                               restaurants           TX, VA

CNL Income                     44 fast-food or       AL, CO, FL, GA, IL,            All cash              Public
Fund IX, Ltd.                  family-style          IN, LA, MI, MN, MS,
                               restaurants           NC, NH, NY, OH, SC,
                                                     TN, TX

CNL Income                     54 fast-food or       AL, CA, CO, FL, ID,            All cash              Public
Fund X, Ltd.                   family-style          IL, LA, MI, MO, MT,
                               restaurants           NC, NE, NH, NM, NY,
                                                     OH, PA, SC, TN, TX,
                                                     WA

CNL Income                     43 fast-food or       AL, AZ, CA, CO, CT,            All cash              Public
Fund XI, Ltd.                  family-style          FL, KS, LA, MA, MI,
                               restaurants           MS, NC, NH, NM, OH,
                                                     OK, PA, SC, TX, VA,
                                                     WA

CNL Income                     50 fast-food or       AL, AZ, CA, FL, GA,            All cash              Public
Fund XII, Ltd.                 family-style          LA, MO, MS, NC, NM,
                               restaurants           OH, SC, TN, TX, WA

CNL Income                     50 fast-food or       AL, AR, AZ, CA, CO,            All cash              Public
Fund XIII, Ltd.                family-style          FL, GA, IN, KS, LA,
                               restaurants           MD, NC, OH, PA, SC,
                                                     TN, TX, VA

CNL Income                     65 fast-food or       AL, AZ, CO, FL, GA,            All cash              Public
Fund XIV, Ltd.                 family-style          KS, LA, MN, MO, MS,
                               restaurants           NC, NJ, NV, OH, SC,
                                                     TN, TX, VA

CNL Income                     55 fast-food or       AL, CA, FL, GA, KS,            All cash              Public
Fund XV, Ltd.                  family-style          KY, MN, MO, MS, NC,
                               restaurants           NJ, NM, OH, OK, PA,
                                                     SC, TN, TX, VA

CNL Income                     48 fast-food or       AZ, CA, CO, DC, FL,            All cash              Public
Fund XVI, Ltd.                 family-style          GA, ID, IN, KS, MN,
                               restaurants           MO, NC, NM, NV, OH,
                                                     TN, TX, UT, WI





Name of                        Type of                                            Method of               Type of
Entity                         Property              Location                     Financing               Program
------                         --------              --------                     ---------               -------

CNL Income                     31 fast-food,         CA, FL, GA, IL, IN,            All cash              Public
Fund XVII, Ltd.                family-style or       MI, NC, NV, OH, SC,
                               casual-dining         TN, TX, WA
                               restaurants

CNL Income                     25 fast-food,         AZ, CA, FL, GA, IL,            All cash              Public
Fund XVIII, Ltd.               family-style or       KY, MD, MN, NC, NV,
                               casual-dining         NY, OH, TN, TX, VA
                               restaurants

CNL American                   616 fast-food,        AL, AZ, CA, CO, CT,               (1)              Public REIT
Properties Fund,               family-style or       DE, FL, GA, IA, ID,
Inc.                           casual-dining         IL, IN, KS, KY, LA,
                               restaurants           MD, MI, MN, MO, MS,
                                                     NC, NE, NH, NJ, NM,
                                                     NV, NY, OH, OK, OR,
                                                     PA, RI, SC, TN, TX,
                                                     UT, VA, WA, WI, WV

CNL Health Care                      (2)                      (2)                      (2)             Public REIT
Properties, Inc.

                       ---------------------------------


(1) As of March 31, 1999, all of APF's net offering proceeds had been invested or committed for investment in properties and mortgage loans. Since April 1, 1999, APF has used proceeds from its line of credit to acquire and develop properties and to fund mortgage loans and secured equipment leases.

(2) As of September 30, 1999, CNL Health Care Properties, Inc. had not acquired any properties

        A more detailed description of the acquisitions by real estate limited partnerships and the two unlisted REITs sponsored by Messrs. Bourne and Seneff is set forth in prior performance Table VI, included in Part II of the registration statement filed with the Securities and Exchange Commission for this offering. A copy of Table VI is available to stockholders from the Company upon request, free of charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund V, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VII, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund IX, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XI, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XV, Ltd., CNL Income Fund XVI, Ltd., CNL Income Fund XVII, Ltd., CNL Income Fund XVIII, Ltd., CNL American Properties Fund, Inc. and CNL Health Care Properties, Inc. as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

        In order to provide potential purchasers of Shares in the Company with information to enable them to evaluate the prior experience of the Messrs. Seneff and Bourne as general partners of real estate limited partnerships and as directors and officers of the two unlisted REITs, including those set forth in the foregoing table, certain financial and other information concerning those limited partnerships and the two unlisted REITs, with investment objectives similar to one or more of the Company's investment objectives, is provided in the Prior Performance Tables included as Appendix C. Information about the previous public partnerships, the offerings of which became fully subscribed between July 1994 and June 1999, is included therein.

Potential stockholders are encouraged to examine the Prior Performance Tables attached as Appendix C (in Table III), which include information as to the operating results of these prior partnerships, for more detailed information concerning the experience of Messrs. Seneff and Bourne.



                               DISTRIBUTION POLICY

DISTRIBUTIONS

         The following table reflects total Distributions and Distributions per Share declared and paid by the Company for each month since the Company commenced operations.



                                                  Total                                 Distributions
Month                                         Distributions                               Per Share
-----                                         -------------                             --------------
November 1997                                   $    10,757                               $0.025000
December 1997                                        19,019                                0.025000
January 1998                                         28,814                                0.025000
February 1998                                        32,915                                0.025000
March 1998                                           39,627                                0.025000
April 1998                                           46,677                                0.025000
May 1998                                             52,688                                0.025000
June 1998                                            56,365                                0.025000
July 1998                                            99,589                                0.041700
August 1998                                         105,708                                0.041700
September 1998                                      156,747                                0.058300
October 1998                                        167,848                                0.058300
November 1998                                       183,302                                0.058300
December 1998                                       197,865                                0.058300
January 1999                                        251,967                                0.058300
February 1999                                       314,928                                0.058300
March 1999                                          431,757                                0.058300
April 1999                                          554,807                                0.060400
May 1999                                            687,916                                0.060400
June 1999                                           811,246                                0.060400
July 1999                                           964,253                                0.060400
August 1999                                       1,086,760                                0.060400
September 1999                                    1,227,438                                0.060400

October 1999                                      1,351,427                                0.060400
November 1999                                     1,467,967                                0.060400
December 1999                                     1,615,415                                0.060400

         In addition, in January 2000, the Company declared Distributions totalling $1,745,931, (representing $0.0604 per Share), payable in March 2000. The Company intends to continue to make regular Distributions to stockholders. The payment of Distributions commenced in December 1997. Distributions will be made to those stockholders who are stockholders as of the record date selected by the Directors. Distributions will be declared monthly during the offering period, declared monthly during any subsequent offering, paid on a quarterly basis during an offering period, and declared and paid quarterly thereafter. The Company is required to distribute annually at least 95% of its real estate investment trust taxable income to maintain its objective of qualifying as a REIT (90% in 2001 and thereafter). Generally, income distributed will not be taxable to the Company under federal income tax laws if the Company complies with the provisions relating to qualification as a REIT. If the cash available to the Company is insufficient to pay such Distributions, the Company may obtain the necessary funds by borrowing, issuing new securities, or selling Assets. These methods of obtaining funds could affect future Distributions by reducing revenues or increasing operating costs. To the extent that Distributions to stockholders exceed earnings and profits, such amounts constitute a return of capital for federal income tax purposes, although such Distributions might not reduce stockholders' aggregate Invested Capital. Distributions in kind shall not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of the Articles of Incorporation; or distributions of in-kind property as long as the Directors (i) advise each stockholder of the risks associated with direct ownership of the property, (ii) offer each stockholder the election of receiving in-kind property distributions, and (iii) distribute in-kind property only to those stockholders who accept the Directors' offer.

         For the nine months ended September 30, 1999, the year ended December 31, 1998, and the period October 15, 1997 (the date operations of the Company commenced) through December 31, 1997, approximately 73%, 76% and 100%, respectively, of the Distributions declared and paid were considered to be ordinary income and for the nine months ended September 30, 1999 and the year ended December 31, 1998, approximately 27% and 24%, respectively, were considered a return of capital for federal income tax purposes. Due to the fact that the Company had not yet acquired all of its Properties and was still in the offering stage as of December 31, 1998 and September 30, 1999, the characterization of Distributions for federal income tax purposes is not necessarily considered by management to be representative of the characterization of Distributions in future periods.

         Distributions will be made at the discretion of the Directors, depending primarily on net cash from operations(which includes cash received from tenants except to the extent that such cash represents a return of principal in regard to the lease of a Property consisting of building only, distributions from joint ventures, and interest income from lessees of Equipment and borrowers under Mortgage Loans, less expenses paid) and the general financial condition of the Company, subject to the obligation of the Directors to cause the Company to qualify and remain qualified as a REIT for federal income tax purposes. The Company intends to increase Distributions in accordance with increases in net cash from operations.


                        FEDERAL INCOME TAX CONSIDERATIONS

TAXATION OF THE COMPANY

         New Tax Legislation. On December 17, 1999, President Clinton signed the Work Incentives Improvement Act of 1999. This law includes several provisions that pertain to REITs, two of which will affect the Company. First, the distribution requirement, discussed in the section of the Prospectus entitled "-- Distribution Requirements," will be reduced so that the Company will be required to distribute dividends equal to 90% (rather than 95%) of its net taxable income. Second, another provision will change the method for measuring whether a lease violates the restriction that rent attributable to personal property leased in connection with a lease of real property is no more than 15 percent of the total rent received under the lease. Under current law, the percentage is determined by reference to the adjusted tax bases of the real property and the personal property; under the recently passed law, the percentage will be determined by reference to their respective fair market values. These provisions will be effective beginning in 2001.



                                   DEFINITIONS

     "Advisor" means CNL Hospitality Corp. (formerly CNL Hospitality Advisors, Inc.), a Florida corporation, any successor advisor to the Company, or any person or entity to which CNL Hospitality Corp. or any successor advisors subcontracts substantially all of its functions.

     "Bank" means SouthTrust Bank, N.A., escrow agent for the offering.

     "Initial Offering" means the initial offering of the Company which commenced on July 9, 1997 and terminated on June 17, 1999, at which time this offering commenced.

                                  ADDENDUM TO
                                   APPENDIX B

                              FINANCIAL INFORMATION


                ------------------------------------------------
                |                                              |
                | THE UPDATED PRO FORMA FINANCIAL STATEMENTS | | AND THE UNAUDITED FINANCIAL STATEMENTS OF | | CNL HOSPITALITY PROPERTIES, INC. CONTAINED |
                | IN THIS ADDENDUM SHOULD BE READ IN | | CONJUNCTION WITH APPENDIX B TO THE ATTACHED |
                |  PROSPECTUS, DATED JUNE 4, 1999.             |
                |                                              |
                ------------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS


                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES

                                                                           Page
                                                                           ----

Pro Forma Consolidated Financial Information (unaudited):

    Pro Forma Consolidated Balance Sheet as of September 30, 1999           B-2

    Pro Forma Consolidated Statement of Earnings for the nine months
       ended September 30, 1999                                             B-3

    Pro Forma Consolidated Statement of Earnings for the year ended
       December 31, 1998                                                    B-4

    Notes to Pro Forma  Consolidated  Financial  Statements  for the
       nine months ended September 30, 1999 and the year ended December
       31, 1998                                                             B-5

Updated Unaudited Condensed Consolidated Financial Statements:

    Condensed Consolidated Balance Sheets as of September 30, 1999 and
       December 31, 1998                                                    B-10

    Condensed Consolidated Statements of Earnings for the quarters and
      nine months ended September 30, 1999 and 1998                         B-11

    Condensed Consolidated Statements of Stockholders' Equity for the
      nine months ended September 30, 1999 and the year ended December
      31, 1998                                                              B-12

    Condensed Consolidated Statements of Cash Flows for the nine months
      ended September 30, 1999 and 1998                                     B-13

    Notes to Condensed Consolidated Financial Statements for the quarters
      and nine months ended September 30, 1999 and 1998                     B-15

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



         The following Unaudited Pro Forma Consolidated Balance Sheet of CNL Hospitality Properties, Inc. and subsidiaries (the "Company") gives effect to
(i) the receipt of $223,321,043 in gross offering proceeds from the sale of 22,332,104 shares of common stock for the period from inception through September 30, 1999, and the application of such funds to purchase two properties, to invest in an unconsolidated subsidiary which owned seven properties as of September 30, 1999, to redeem 3,000 shares of common stock pursuant to the Company's redemption plan, and to pay offering expenses, acquisition fees and miscellaneous acquisition expenses, (ii) the receipt of $68,637,234 in gross offering proceeds from the sale of 6,863,723 additional shares for the period October 1, 1999 through January 7, 2000, (iii) the application of such funds to acquire an 89 percent interest in a limited liability company, to purchase one property, to place a deposit on two additional properties, to redeem 2,885 shares of common stock pursuant to the Company's redemption plan, and to pay offering expenses, acquisition fees and miscellaneous acquisition expenses, all as reflected in the pro forma adjustments described in the related notes. The Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1999, includes the transactions described in
(i) above, from its historical balance sheet, adjusted to give effect to the transactions in (ii) and (iii) above as if they had occurred on September 30, 1999.

         The Unaudited Pro Forma Consolidated Statements of Earnings for the nine months ended September 30, 1999 and the year ended December 31, 1998, includes the historical operating results of the properties described in (i) and
(iii) above from the date of their acquisitions plus operating results from (A) the later of (1) the date the property became operational or (2) January 1, 1998, to (B) the earlier of (1) the date the property was acquired by the Company or its unconsolidated subsidiary or (2) to the end of the pro forma period presented.

         This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company's financial results or conditions in the future.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999

                                                                               Pro Forma
                        ASSETS                              Historical        Adjustments               Pro Forma
                                                           --------------    ---------------         --------------

Land, buildings and equipment on operating leases             $ 27,676,298     $ 84,857,743  (a) (b)  $112,534,041
Investment in unconsolidated subsidiary                         38,882,550               --             38,882,550
Cash and cash equivalents                                      118,019,624      (14,178,724 )    (b)   103,840,900
Restricted cash                                                    250,177               --                250,177
Certificate of deposit                                           5,015,822               --              5,015,822
Due from related party                                              24,743               --                 24,743
Receivables                                                         67,980               --                 67,980
Dividends receivable                                             1,214,772               --              1,214,772
Loan costs                                                          60,141               --                 60,141
Accrued rental income                                               80,523               --                 80,523
Other assets                                                     7,092,227         (903,194 )    (b)     6,189,033
                                                           ---------------    --------------         --------------

                                                             $ 198,384,857     $ 69,775,825           $268,160,682
                                                           ================   ==============         ==============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                           $   11,303       $   (1,200 )    (b)    $   10,103
Due to related parties                                             495,704         (492,688 )    (b)         3,016
Security deposits                                                1,417,500               --              1,417,500
                                                           ----------------   --------------         --------------
       Total liabilities                                         1,924,507         (493,888 )            1,430,619
                                                           ----------------   --------------         --------------

Minority interest                                                       --        7,150,000      (a)     7,150,000
                                                           ----------------   --------------         --------------

Commitments and contingencies

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                          --                --                      --
    Excess shares, $.01 par value per share.
       Authorized and unissued 63,000,000 shares                         --                --                      --
    Common stock, $.01 par value per share.
       Authorized 60,000,000 shares; issued
          22,352,104 and outstanding 22,349,104
          shares; issued 29,215,827 and outstanding
          29,209,942 shares, as adjusted                           223,491           68,608      (b)       292,099
    Capital in excess of par value                             198,470,016       63,051,105      (b)   261,521,121
    Accumulated distributions in excess of
       net earnings                                             (2,233,157 )             --             (2,233,157 )
                                                           ----------------   --------------         --------------
          Total stockholders' equity                           196,460,350       63,119,713            259,580,063
                                                           ----------------    --------------         --------------

                                                              $198,384,857     $ 69,775,825           $268,160,682
                                                           ================   ==============         ==============


                     See accompanying notes to unaudited pro
                    forma consolidated financial statements.




                                         CNL HOSPITALITY PROPERTIES, INC.
                                                 AND SUBSIDIARIES
                              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                                       NINE MONTHS ENDED SEPTEMBER 30, 1999


                                                                              Pro Forma
                                                        Historical           Adjustments             Pro Forma
                                                       -------------        --------------         --------------

Revenues:
    Rental income from operating
       leases                                             $2,255,968              $ 47,126    (1)      $2,303,094
    FF&E reserve income                                      194,301                 3,953    (2)         198,254
    Dividend income                                        1,826,818               461,106    (3)       2,287,924
    Interest and other income                              2,125,043              (219,052 )  (4)       1,905,991
                                                       --------------      ----------------       ----------------
                                                           6,402,130               293,133              6,695,263
                                                       --------------      ----------------       ----------------

Expenses:
    Interest                                                 239,922                    --                239,922
    General operating and
       administrative                                        415,245                    --                415,245
    Professional services                                     45,478                    --                 45,478
    Asset management fees to
       related party                                          87,146                24,392    (7)         111,538
    Other                                                      5,968                    --                  5,968
    Depreciation and amortization                            736,593                15,826    (8)         752,419
                                                       --------------      ----------------       ----------------
                                                           1,530,352                40,218              1,570,570
                                                       --------------      ----------------       ----------------

Earnings Before Equity in Loss of
    Unconsolidated Subsidiary After
    Deduction of Preferred Stock
    Dividends                                              4,871,778               252,915              5,124,693

Equity in Loss of Unconsolidated
    Subsidiary After Deduction of
    Preferred Stock Dividends                               (557,733 )            (144,635 )  (9)        (702,368 )
                                                       --------------      ----------------       ----------------

Net Earnings                                              $4,314,045              $108,280             $4,422,325
                                                       ==============      ================       ================

Earnings Per Share of Common Stock:
    Basic                                                   $   0.34                                     $   0.35
                                                       ==============                             ================
    Diluted                                                 $   0.33                                     $   0.35
                                                       ==============                             ================

Weighted Average Number of Shares
    Outstanding:
    Basic                                                 12,652,059                                   12,679,594
                                                       ==============                             ================
    Diluted                                               17,509,791                                   12,679,594
                                                       ==============                             ================




                     See accompanying notes to unaudited pro
                    forma consolidated financial statements.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1998



                                                                             Pro Forma
                                                       Historical           Adjustments             Pro Forma
                                                       ------------        --------------         --------------

Revenues:
    Rental income from
       operating leases                                  $1,218,500            $1,706,732  (1)        $2,925,232
    FF&E reserve income                                      98,099               140,000  (2)           238,099
    Dividend income                                              --               423,938  (3)           423,938
    Interest income                                         638,862              (609,975 )(4)            28,887
                                                       -------------
                                                                          ----------------       ----------------
                                                          1,955,461             1,660,695              3,616,156
                                                       -------------      ----------------       ----------------

Expenses:
    Interest and loan cost amortization                     350,322               448,718  (5)           799,040
    General operating and
       administrative                                       167,951                92,733  (6)           260,684
    Professional services                                    21,581                    --                 21,581
    Asset management fees to
       related party                                         68,114               106,571  (7)           174,685
    Depreciation and amortization                           388,554               538,125  (8)           926,679
                                                       -------------      ----------------       ----------------
                                                            996,522             1,186,147              2,182,669
                                                       -------------      ----------------       ----------------

Earnings Before Equity in Loss
    of Unconsolidated Subsidiary
    After Deductions of Preferred
    Stock Dividends                                         958,939               474,548              1,433,487

Equity in Loss of Unconsolidated
    Subsidiary After Deduction of
    Preferred Stock Dividends                                    --               (56,464 )(9)           (56,464 )
                                                       -------------      ----------------       ----------------

Net Earnings                                              $ 958,939             $ 418,084             $1,377,023
                                                       =============      ================       ================

Earnings Per Share of Common Stock
    (Basic and Diluted) (10)                               $   0.40                                     $   0.51
                                                       =============                             ================

Weighted Average Number of Shares of
    Common Stock Outstanding (10)                         2,402,344                                    2,697,355
                                                       =============                             ================







                     See accompanying notes to unaudited pro
                    forma consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998


Unaudited Pro Forma Consolidated Balance Sheet:

(a) The unaudited pro forma consolidated financial statements include the accounts of the Courtyard Annex, L.L.C. (the "LLC"), an 89 percent owned limited liability company. Minority interest represents the minority owner's proportionate share of the equity in the LLC. All intercompany balances and transactions have been eliminated.

         The balance sheet of the LLC as of the acquisition date, November 16, 1999, consisted of the following:

                  Assets
                     Land, buildings and equipment            $65,000,000
                                                              ===========

                  Equity                                      $65,000,000
                                                              ===========

(b) Represents gross proceeds of $68,637,234 from the sale of 6,863,723 shares during the period October 1, 1999 through January 7, 2000 and $14,178,724 in cash and cash equivalents, used (i) to acquire an 89 percent interest in the LLC and to purchase one property for $61,044,865 and $16,662,878, respectively, (which includes closing costs of $26,349 and $115,725, respectively, and acquisition fees and costs of $3,168,516 and $1,124,153, respectively, which had been recorded as other assets as of September 30, 1999), (ii) to pay acquisition fees and costs of $1,895,574 ($126,899 of which was accrued at September 30, 1999) which had been capitalized as other assets and to reclassify from other assets $2,009,947 of acquisition fees previously incurred relating to the acquired property, (iii) to make a $1,620,800 deposit on three additional properties, (iv) to pay selling commissions and offering expenses of $5,857,968 which have been netted against stockholders' equity (a total of $366,989 of which was accrued as of September 30, 1999), and (v) to redeem 2,885 shares of common stock for $26,542.

         The pro forma adjustment to land, buildings and equipment on operating leases as a result of (i) above was as follows:

                                                                 Acquisition Fees
                                                                  and Expenses
                                                 Balance           and Closing
                                                  as of          Costs Allocated
                                             January 7, 2000      to Investment        Total
                                           -------------------  ------------------  -------------

              Courtyard Philadelphia in
                Philadelphia, PA
                    (See (a) above)             $65,000,000          $3,194,865     $68,194,865

              Residence Inn Mira Mesa in
                Mira Mesa, CA                    15,423,000           1,239,878      16,662,878
                                           ----------------     ------------------  -------------

                                                $80,423,000          $4,434,743     $84,857,743
                                           ================     ==================  =============

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             STATEMENTS - CONTINUED
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998


Unaudited Pro Forma Consolidated Statements of Earnings:

(1) Represents adjustment to rental income from operating leases for the properties acquired by the Company as of January 7, 2000, (the "Pro Forma Properties"), for the period commencing (A) the later of (i) the date the Pro Forma Property became operational by the previous owner or
         (ii) January 1, 1998, to (B) the earlier of (i) the date the Pro Forma Property was acquired by the Company or (ii) the end of the pro forma period presented. The following presents the actual date the Pro Forma Properties were acquired or placed in service by the Company as compared to the date the Pro Forma Properties were treated as becoming operational as a rental property for purposes of the Pro Forma Consolidated Statements of Earnings.

                                                                                            Date Pro Forma
                                                                  Date Placed               Property became
                                                                  in Service                Operational as
                                                                by the Company              Rental Property
                                                                --------------              ---------------
               Residence Inn Buckhead (Lenox
                 Park) in Atlanta, GA                            July 31, 1998              January 1, 1998
               Residence Inn Gwinnett Place
                 in Duluth, GA                                   July 31, 1998              January 1, 1998
               Residence Inn Mira Mesa
                 in Mira Mesa, CA                              December 10, 1999          September 20, 1999
               Courtyard Philadelphia Downtown
                 in Philadelphia, PA                           November 20, 1999           November 20, 1999

         Generally, the leases provide for the payment of percentage rent in addition to base rental income. However, due to the fact that no percentage rent was due under the leases for the Pro Forma Properties during the portion of 1998 and 1999 that the Company held the properties, no pro forma adjustment was made for percentage rental income for the year ended December 31, 1998 and the nine months ended September 30, 1999.

(2) Represents reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Pro Forma Properties (the "FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve will be paid, granted and assigned to the Company as additional rent. In connection therewith, FF&E reserve income was earned at approximately $10,000 per month, per Pro Forma Property.

(3) Represents adjustment to dividend income earned on the Company's $37,978,272 investment at September 30, 1999, in the 9.76% Class B cumulative preferred stock of the unconsolidated subsidiary, for the period commencing (A) the later of (i) the date the properties owned by the unconsolidated subsidiary became operational by the previous owner or (ii) January 1, 1998, to (B) the earlier of (i) the date the properties owned by the unconsolidated subsidiary were acquired or (ii) the end of the pro forma period presented. The cash from the Company's investment, along with loan proceeds and funds from an institutional investor were used to purchase seven hotel properties which were operational prior to the Company's investment in the unconsolidated subsidiary. The following presents the actual date the unconsolidated

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             STATEMENTS - CONTINUED
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:

         subsidiary properties were acquired or placed in service by the unconsolidated subsidiary as compared to the date the unconsolidated subsidiary's properties were treated as becoming operational for purposes of the Pro Forma Consolidated Statements of Earnings:

                                                                                    Pro forma
                                                                               Date Unconsolidated
                                                       Date Placed                 Subsidiary
                                                       in Service               Properties became
                                                         by the                  Operational as
                                                Unconsolidated Subsidiary        Rental Property
                                                -------------------------        ---------------

               Residence Inn Las Vegas, NV          February 25, 1999             October 1, 1998
               Residence Inn Plano, TX              February 25, 1999             October 12, 1998
               Marriott Suites Dallas, TX           February 25, 1999             November 11, 1998
               Courtyard Plano, TX                  February 25, 1999             December 23, 1998
               Residence Inn Phoenix, AZ            June 16, 1999                 May 14, 1999
               Courtyard Scottsdale, AZ             June 16, 1999                 May 21, 1999
               Courtyard Seattle, WA                June 16, 1999                 May 22, 1999

(4) Represents adjustment to interest income due to the decrease in the amount of cash available for investment in interest bearing accounts during the periods commencing (A) the later of (i) the dates the Pro Forma Properties and the unconsolidated subsidiary's properties became operational by the previous owners or (ii) January 1, 1998, through (B) the earlier of (i) the actual date the Pro Forma Properties and the unconsolidated subsidiary's properties were acquired or (ii) the end of the pro forma period presented, as described in Note (1) and Note (3) above. The estimated pro forma adjustment is based upon the fact that interest income from interest bearing accounts was earned at a rate of approximately four percent per annum by the Company during the year ended December 31, 1998 and the nine months ended September 30, 1999.

(5) Represents adjustment to interest expense incurred at a rate ranging from 8.05% to 8.8% per annum in connection with the assumed borrowings from the line of credit of $8,600,000 on January 1, 1998 for the period January 1, 1998 through July 31, 1998. Also represents amortization of the loan origination fee of $43,000 (.5% on the $8,600,000 from borrowings on the line of credit) and $19,149 of other miscellaneous closing costs, amortized under the straight-line method over a period of five years.

(6) The Company has incurred operating expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the advisory agreement, CNL Hospitality Corp. (the "Advisor") is required to reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters the greater of two percent of average invested assets or 25 percent of net income (the "Expense Cap"). During the year ended December 31, 1998, the Company's operating expenses exceeded the Expense Cap by $92,733; therefore, the Advisor reimbursed the Company such amount in accordance with the advisory agreement. However, as a result of the increase in pro forma earnings for the year ended December 31, 1998, the Company's operating expenses no longer exceeded the Expense Cap. Therefore, this reimbursement was reversed for pro forma purposes.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             STATEMENTS - CONTINUED
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:

(7) Represents increase in asset management fees relating to the Pro Forma Properties and the investment in unconsolidated subsidiary for the period commencing (A) the later of (i) the date the Pro Forma Properties and the unconsolidated subsidiary's properties became operational by the previous owners or (ii) January 1, 1998, through (B) the earlier of (i) the date the Pro Forma Properties and the unconsolidated subsidiary's properties were acquired or (ii) the end of the pro forma period presented, as described in Notes (1) and (3) above. Asset management fees are equal to 0.60% per year of the Company's Real Estate Asset Value, including the investment in the unconsolidated subsidiary, as defined in the Company's prospectus.

(8) Represents incremental increase in depreciation expense of the building and the furniture, fixture and equipment ("FF&E") portions of the Pro Forma Properties accounted for as operating leases using the straight-line method. The buildings and FF&E are depreciated over useful lives of 40 and seven years, respectively.

(9) Represents adjustment to equity in loss of unconsolidated subsidiary after deduction of preferred stock dividends for the period commencing
         (A) the date the unconsolidated subsidiary's properties became operational by the previous owner, through (B) the earlier of (i) the date the properties were acquired by the unconsolidated subsidiary or
         (ii) the end of the pro forma  period  presented,  as described in Note
         (3) above. The following represents the Company's share of pro forma net earnings or loss after deduction of preferred stock dividends declared for the pro forma period ending:

                                                                        September 30,           December 30,
                                                                            1999                    1998
                                                                            ----                    ----

              Unconsolidated Subsidiary Pro Forma
                  Earnings Before Preferred Stock Dividends               $ 3,311,596              $ 752,368
              8% Class A Cumulative Preferred Stock
                  Dividends (institutional investor)                       (2,451,076)              (442,261)
              9.76% Class B Cumulative Preferred Stock
                  Dividends (the Company)                                  (2,287,925)              (423,938)
              8% Class C Cumulative Preferred Stock
                  Dividends (other investors)                                  (6,000)                (1,402)
                                                                         -------------            ----------
              Pro Forma Net Loss of Unconsolidated Subsidiary
                  After Preferred Stock Dividends                         $(1,433,405)             $(115,233)
                                                                          ============             =========

              The Company's 49% Interest in the Pro Forma
                  Loss of the Unconsolidated Subsidiary                   $  (702,368)             $ (56,464)
                                                                          ============             =========

(10) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the nine months ended September 30, 1999 and the year ended December 31, 1998.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             STATEMENTS - CONTINUED
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:

         As a result of two of the Pro Forma Properties being treated in the Pro Forma Consolidated Statements of Earnings as operational since January 1, 1998, the Company assumed approximately 2,206,573 shares of common stock were sold, and the net offering proceeds were available for purchase of these properties. Due to the fact that approximately 1,929,115, of these shares of common stock were actually sold subsequently, during the period January 1, 1998 through May 21, 1998, the weighted average number of shares outstanding for the pro forma period was adjusted.

         In addition, as a result of the investment in the unconsolidated subsidiary being treated in the Pro Forma Consolidated Statements of Earnings as invested pro rata beginning on October 1, 1998 (the date the first property became operational), the Company assumed additional shares of common stock were sold and net offering proceeds were available for investment during the period October 1, 1998 through December 31, 1998 and the period January 1, 1999 through January 26, 1999. Due to the fact that approximately 857,020 of these shares of common stock were actually sold during the nine months ended September 30, 1999, the weighted average number of shares outstanding for the pro forma period was adjusted. Pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted, during the nine months ended September 30, 1999 and the year ended December 31, 1998.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                           September 30,           December 31,
                                                                               1999                    1998
                                                                           --------------         ----------------

                             ASSETS

Land, buildings and equipment on operating leases,
    less accumulated depreciation of $1,076,251 and
    $384,166, respectively                                                  $27,676,298               $ 28,368,383
Investment in unconsolidated subsidiary                                      38,882,550                         --
Cash and cash equivalents                                                   118,019,624                 13,228,923
Restricted cash                                                                 250,177                     82,407
Certificate of deposit                                                        5,015,822                  5,016,575
Due from related party                                                           24,743                         --
Receivables                                                                      67,980                     28,257
Dividends receivable                                                          1,214,772                         --
Organization costs, less accumulated amortization of $5,221                          --                     19,752
Loan costs, less accumulated amortization of $78,455
    and $12,980, respectively                                                    60,141                     78,282
Accrued rental income                                                            80,523                     44,160
Other assets                                                                  7,092,227                  1,989,951
                                                                        ----------------         ------------------

                                                                           $198,384,857               $ 48,856,690
                                                                        ================         ==================

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Line of credit                                                                  $    --                $ 9,600,000
Interest payable                                                                     --                     66,547
Accounts payable and accrued expenses                                            11,303                    337,215
Due to related parties                                                          495,704                    318,937
Security deposits                                                             1,417,500                  1,417,500
                                                                        ----------------         ------------------
                 Total liabilities                                            1,924,507                 11,740,199
                                                                        ----------------         ------------------

Commitments and contingencies

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                                     --                         --
    Excess shares,  $.01 par value per share.
       Authorized and unissued 63,000,000 shares                                    --                         --
       Common stock,  $.01 par value per share.
       Authorized 60,000,000 shares, issued 22,352,104
       and 4,321,908 shares, respectively, and outstanding
       22,349,104 and 4,321,908 shares, respectively                            223,491                     43,219
    Capital in excess of par value                                          198,470,016                 37,289,402
    Accumulated distributions in excess of net earnings                      (2,233,157 )                 (216,130 )
                                                                        ----------------         ------------------
                 Total stockholders' equity                                 196,460,350                 37,116,491
                                                                        ----------------         ------------------

                                                                           $198,384,857               $ 48,856,690
                                                                        ================         ==================

                See accompanying notes to condensed consolidated
                              financial statements.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS


                                                      Quarter Ended                          Nine Months Ended
                                                      September 30,                            September 30,
                                               1999                  1998                 1999                1998
                                           --------------       ---------------       -------------        ------------

Revenues:
    Rental income from operating
       leases                                 $ 769,442            $ 487,400           $2,255,968           $ 487,400
    FF&E reserve income                          68,268               41,099              194,301              41,099
    Dividend income                             926,687                   --            1,826,818                  --
    Interest and other income                 1,217,304              127,082            2,125,043             498,241
                                         ---------------      ---------------       --------------      --------------
                                              2,981,701              655,581            6,402,130           1,026,740
                                         ---------------      ---------------       --------------      --------------

Expenses:
    Interest                                      6,592              139,416              239,922             139,416
    General operating and
       administrative                           107,216               44,979              415,245             212,165
    Professional services                        16,206                   --               45,478                  --
    Asset management fees to
       related party                             19,710               27,246               87,146              27,246
    Reimbursement of operating
       expenses                                      --              (92,733 )                 --             (92,733 )
    Other                                            --                   --                5,968                  --
    Depreciation and amortization               243,178              154,804              736,593             156,804
                                         ---------------      ---------------       --------------      --------------
                                                392,902              273,712            1,530,352             442,898
                                         ---------------      ---------------       --------------      --------------

Earnings Before Equity in Loss of
    Unconsolidated Subsidiary After
    Deduction of Preferred Stock
    Dividends                                 2,588,799              381,869            4,871,778             583,842

Equity in Loss of Unconsolidated
    Subsidiary After Deduction of
    Preferred Stock Dividends                  (167,283 )                 --             (557,733 )                --
                                         ---------------      ---------------       --------------      --------------

Net Earnings                                 $2,421,516            $ 381,869           $4,314,045           $ 583,842
                                         ===============      ===============       ==============      ==============

Earnings Per Share of Common Stock:
    Basic                                      $   0.13             $   0.15             $   0.34            $   0.28
                                         ===============      ===============       ==============      ==============
    Diluted                                    $   0.12             $   0.15             $   0.33            $   0.28
                                         ===============      ===============       ==============      ==============

Weighted Average Number of Shares
    Outstanding:
       Basic                                 19,073,159            2,599,251           12,652,059           2,082,845
                                         ===============      ===============       ==============      ==============
       Diluted                               26,437,719            2,599,251           17,509,791           2,082,845
                                         ===============      ===============       ==============      ==============





                See accompanying notes to condensed consolidated
                              financial statements.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENTS OF
              STOCKHOLDERS' EQUITY Nine Months Ended September 30,
                      1999 and Year Ended December 31, 1998

                                                                                          Accumulated
                                               Common stock                              distributions
                                        ---------------------------      Capital in        in excess
                                          Number           Par           excess of           of net
                                        of Shares         value          par value          earnings           Total
                                        -----------     -----------     -------------    ---------------    ------------

Balance at December 31, 1997             1,152,540         $ 11,525      $ 9,229,316          $  (6,924 )     $ 9,233,917

Subscriptions received for common
    stock through public offering
and                                      3,169,368           31,694       31,661,984                 --        31,693,678
    distribution reinvestment plan

Stock issuance costs                            --               --       (3,601,898 )               --        (3,601,898)

Net earnings                                    --               --               --            958,939           958,939

Distributions declared and paid
    ($0.46 per share)                           --               --               --         (1,168,145 )      (1,168,145)
                                       ------------     ------------   --------------    ---------------   --------------

Balance at December 31, 1998             4,321,908           43,219       37,289,402           (216,130 )      37,116,491

Subscriptions received for common
    stock through public offerings
and                                     18,030,196          180,302      180,121,661                 --      180,301,963
    distribution reinvestment plan

Retirement of common stock                  (3,000 )            (30 )        (27,570 )               --           (27,600)

Stock issuance costs                            --               --      (18,913,477 )               --       (18,913,477)

Net earnings                                    --               --               --          4,314,045         4,314,045

Distributions declared and paid
    ($0.54 per share)                           --               --               --         (6,331,072 )      (6,331,072)
                                       ------------     ------------   --------------    ---------------   --------------

Balance at September 30, 1999           22,349,104         $223,491     $198,470,016        $(2,233,157 )    $196,460,350
                                       ============     ============   ==============    ===============   ==============





                See accompanying notes to condensed consolidated
                              financial statements.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                  Nine Months Ended
                                                                                    September 30,
                                                                             1999                   1998
                                                                      ---------------        ----------------

Increase (Decrease) in Cash and Cash Equivalents:

    Net Cash Provided by Operating Activities                             $ 4,642,118              $2,047,046
                                                                      ----------------       -----------------

    Cash Flows from Investing Activities:
       Investment in unconsolidated subsidiary                            (37,172,644 )                    --
       Additions to land, buildings and equipment
         on operating leases                                                       --             (27,245,538 )
       Investment in certificates of deposit                                       --              (5,000,000 )
       Increase in restricted cash                                           (167,770 )                    --
       Increase in other assets                                            (7,529,504 )              (983,305 )
                                                                      ----------------       -----------------
           Net cash used in investing activities                          (44,869,918 )           (33,228,843 )
                                                                      ----------------       -----------------

    Cash Flows from Financing Activities:
       Reimbursement of acquisition and stock
         issuance costs paid by related parties
         on behalf of the Company                                          (2,855,472 )              (168,369 )
       Payment on line of credit                                           (9,600,000 )                    --
           Increase in loan costs                                             (47,334 )                    --
       Proceeds from borrowings on line of credit                                  --               9,600,000
       Subscriptions received from stockholders                           180,301,963              17,133,319
       Retirement of shares of common stock                                   (27,600 )                    --
       Distributions to stockholders                                       (6,331,072 )              (619,131 )
       Payment of stock issuance costs                                    (16,413,155 )            (1,634,250 )
       Other                                                                   (8,829 )                12,500
                                                                      ----------------       -----------------
           Net cash provided by financing activities                      145,018,501              24,324,069
                                                                      ----------------       -----------------

Net Increase (Decrease) in Cash and Cash Equivalents                      104,790,701              (6,857,728 )

Cash and Cash Equivalents at Beginning of Period                           13,228,923               8,869,838
                                                                      ----------------       -----------------

Cash and Cash Equivalents at End of Period                               $118,019,624              $2,012,110
                                                                      ================       =================







                See accompanying notes to condensed consolidated
                              financial statements.




                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED


                                                                                  Nine Months Ended
                                                                                    September 30,
                                                                             1999                   1998
                                                                      ---------------        ----------------

Supplemental Schedule of Non-Cash Investing and
    Financing Activities:

      Related parties paid certain acquisition and stock
        issuance costs on behalf of the Company as follows:
             Acquisition costs                                               $ 530,233              $ 220,575
             Stock issuance costs                                            2,387,955                158,184
                                                                      -----------------       ----------------

                                                                           $ 2,918,188              $ 378,759
                                                                      =================       ================







                See accompanying notes to condensed consolidated
                              financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
           Quarters and Nine Months Ended September 30, 1999 and 1998


1.       Organization and Nature of Business:

         CNL Hospitality Properties, Inc. was organized in Maryland on June 12, 1996. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. were organized in Delaware in June 1998. CNL Hospitality Partners, LP is a Delaware limited partnership formed in June 1998. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are the general and limited partner, respectively, of CNL Hospitality Partners, LP. The term "Company" includes, unless the context otherwise requires, CNL Hospitality Properties, Inc., CNL Hospitality Partners, LP, CNL Hospitality GP Corp. and CNL Hospitality LP Corp.

         The Company was formed primarily to acquire properties (the "Properties") located across the United States to be leased on a long-term, "triple-net" basis. The Company intends to invest the proceeds from its public offering, after deducting offering expenses, in hotel Properties to be leased to operators of national and regional limited service, extended stay and full service hotel chains (the "Hotel Chains"). The Company may also provide mortgage financing (the "Mortgage Loans") and furniture, fixture and equipment financing ("Secured Equipment Leases") to operators of Hotel Chains.

2.       Basis of Presentation:

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of the management, necessary to fairly reflect the results of operations for the interim periods presented. Operating results for the quarter and nine months ended September 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999. Amounts as of December 31, 1998, included in the condensed consolidated financial statements, have been derived from audited consolidated financial statements as of that date.

         These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1998.

         The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, CNL Hospitality Properties, Inc., and its wholly owned subsidiaries, CNL Hospitality GP Corp. and CNL Hospitality LP Corp., as well as the accounts of CNL Hospitality Partners, LP. All significant intercompany balances and transactions have been eliminated. The Company accounts for its 49% interest in the common stock of CNL Hotel Investors, Inc. using the equity method and accounts for its preferred stock investment in CNL Hotel Investors, Inc. using the cost method.

         Certain items in the prior year's consolidated financial statements have been reclassified to conform with the 1999 presentation. These reclassifications had no effect on stockholders' equity or net earnings.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                 STATEMENTS - CONTINUED Quarters and Nine Months
                        Ended September 30, 1999 and 1998


3.       Public Offerings:

         On June 17, 1999, the Company completed its offering of 16,500,000 shares of common stock ($165,000,000) (the "Initial Offering"), which included 1,500,000 shares ($15,000,000) available only to stockholders who elected to participate in the Company's reinvestment plan. Following the completion of the Initial Offering, the Company commenced an offering of up to 27,500,000 additional shares of common stock ($275,000,000) (the "1999 Offering"). Of the 27,500,000 shares of common stock to be offered, 2,500,000 will be available only to stockholders purchasing shares through the reinvestment plan. The price per share and the other terms of the 1999 Offering, including the percentage of gross proceeds payable (i) to the managing dealer for selling commissions and expenses in connection with the offering and
         (ii) to CNL Hospitality Corp. (formerly known as CNL Hospitality Advisors, Inc.) (the "Advisor") for acquisition fees, are substantially the same as those for the Company's Initial Offering. The Company expects to use the net proceeds from the 1999 Offering to purchase additional Properties and, to a lesser extent, make Mortgage Loans.

4.       Investment in Unconsolidated Subsidiary:

         In February 1999, the Company executed a series of agreements with Five Arrows Realty Securities II L.L.C. ("Five Arrows") pursuant to which the Company and Five Arrows formed a jointly owned real estate investment trust, CNL Hotel Investors, Inc. ("Hotel Investors"), for the purpose of acquiring up to eight hotel Properties from various sellers affiliated with Western International (the "Hotels"). At the time the agreement was entered into, the eight Hotels (four as Courtyard(R) by Marriott(R) hotels, three as Residence Inn(R) by Marriott(R) hotels, and one as a Marriott Suites(R)) were either newly constructed or in various stages of completion. As of September 30, 1999, Hotel Investors owns seven of the newly constructed Hotels.

         The Company's Advisor is also the advisor to Hotel Investors pursuant to a separate advisory agreement. However, in no event will the Company pay the Advisor fees, including the Company's pro rata portion of Hotel Investors' advisory fees, in excess of amounts payable under its advisory agreement. The Advisor entered into separate purchase agreements for each of the eight Hotels. The purchase agreements included customary closing conditions, including performing due diligence and inspection of the completed Properties. The aggregate purchase price of all eight Hotels, once the final Hotel is acquired, will be approximately $184 million, excluding closing costs.

         In order to fund these purchases, Five Arrows committed to make an investment of up to $50.9 million in Hotel Investors. The Company committed to make an investment of up to $40 million in Hotel Investors through its wholly owned subsidiary, CNL Hospitality Partners, LP. Hotel Investors funded and expects to fund the remaining amount of approximately $96.6 million (including closing costs) with permanent financing from Jefferson-Pilot Life Insurance Company consisting of eight separate loans (the "Hotel Investors Loan"), collateralized by Hotel Investors' interests in the Properties.

         On February 25, 1999, Hotel Investors purchased four of the eight Hotels for an aggregate purchase price of approximately $90 million (the "Initial Hotels") and paid $10 million as a deposit on the four remaining Hotels. The Initial Hotels are the Courtyard by Marriott located in Plano, Texas, the Marriott Suites located in Dallas, Texas, the Residence Inn by Marriott located in Las Vegas, Nevada and the Residence Inn by Marriott located in Plano, Texas. On June 16, 1999, Hotel Investors purchased three additional hotels of the eight Hotels (the "Additional Hotels") for an aggregate purchase price of approximately $77 million. The Additional Hotels are the Courtyard by Marriott

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                 STATEMENTS - CONTINUED Quarters and Nine Months
                        Ended September 30, 1999 and 1998


4.       Investment in Unconsolidated Subsidiary - Continued:

         located in Scottsdale, Arizona, the Courtyard by Marriott located in Seattle, Washington and the Residence Inn by Marriott located in Phoenix, Arizona. Hotel Investors applied $7 million of the $10 million deposit toward the acquisition of the Additional Hotels. As a result of these purchases and the deposit, Five Arrows has funded approximately $48 million of its commitment and purchased 48,337 shares of Hotel Investors' 8% Class A cumulative, preferred stock ("Class A Preferred Stock") and the Company has funded approximately $38 million of its commitment and purchased 37,979 shares of Hotel Investors' 9.76% Class B cumulative, preferred stock ("Class B Preferred Stock"). Hotel
         Investors has obtained advances totalling approximately $88 million relating to the Hotel Investors Loan in order to facilitate the acquisition of the Initial Hotels and Additional Hotels. Hotel Investors has and intends to use future funds from Five Arrows, the Company and the Hotel Investors Loan proportionately to fund the remaining Property acquisition.

         In return for their respective funding commitments, Five Arrows received a 51% common stock interest and CNL Hospitality Partners, LP received a 49% common stock interest in Hotel Investors. As funds are continually advanced to Hotel Investors, Five Arrows will receive up to 50,886 shares of Class A Preferred Stock and CNL Hospitality Partners, LP will receive up to 39,982 shares of Class B Preferred Stock. The Class A Preferred Stock is exchangeable upon demand into common stock of the Company, as determined pursuant to a predetermined formula.

         Five Arrows also committed to invest up to $15 million in the Company through the purchase of common stock pursuant to the Company's Initial Offering and the 1999 Offering, the proceeds of which have been and will be used by the Company to fund approximately 38% of its funding commitment to Hotel Investors. As of February 24, 1999, Five Arrows had invested $9,297,056 in the Company. Due to the stock ownership limitations specified in the Company's Articles of Incorporation at the time of Five Arrows' initial investment, $5,612,311 was invested in the Company's common stock through the purchase of 590,770 shares and $3,684,745 was advanced to the Company as a convertible loan bearing an interest rate of eight percent. Due to additional subscription proceeds received from February 24, 1999 to April 30, 1999, the loan was converted to 387,868 shares of the Company's common stock on April 30, 1999. On June 17, 1999, Five Arrows invested an additional $4,952,566 through the purchase of 521,322 shares of common stock. Therefore, as of September 30, 1999, Five Arrows had invested $14,249,622 of its $15 million commitment in the Company. In addition to the above investments, Five Arrows has purchased a 10% interest in the Advisor. In connection with Five Arrows' commitment to invest $15 million in the Company, the Advisor and certain affiliates have agreed to waive certain fees otherwise payable to them by the Company.

         Cash flow from operations of Hotel Investors will be distributed first to Five Arrows with respect to dividends payable on the Class A Preferred Stock. Such dividends are calculated based on Five Arrows' "special investment amount," or $1,294.78 per share, which represents the sum of its investment in Hotel Investors and its $15 million investment in the Company on a per share basis, adjusted for any distributions received from the Company. Cash flow from operations will then be distributed to the Company with respect to its Class B Preferred Stock. Next, cash flow will be distributed to 100 CNL Group, Inc. and subsidiaries' associates who each own one share of Class C preferred stock in Hotel Investors, to provide a quarterly, cumulative, compounded 8% return. All remaining cash flow from operations will be distributed pro rata with respect to the interest in the common shares.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                 STATEMENTS - CONTINUED Quarters and Nine Months
                        Ended September 30, 1999 and 1998


4.       Investment in Unconsolidated Subsidiary - Continued:

         The following presents condensed financial information for Hotel Investors as of and for the nine months ended September 30, 1999:

                Land, buildings and equipment on operating
                     leases, less accumulated depreciation        $166,267,909
                Cash                                                 4,692,582
                Loan costs, less accumulated amortization              723,579
                Accrued rental income                                  183,218
                Deposits and other assets                            3,127,123
                Liabilities                                         91,507,263
                Redeemable preferred stock - Class A                48,336,090
                Total stockholders' equity                          83,487,148
                Revenues                                             8,462,868
                Net earnings                                         2,646,788

         During the quarter and nine months ended September 30, 1999, the Company recorded $926,687 and $1,826,818, respectively, in dividend income and $167,283 and $557,733, respectively, in equity in loss after deduction of preferred stock dividends, resulting in net earnings of $759,404 and $1,269,085, respectively, attributable to this investment.

5.       Convertible Loan:

         As described above in Note 4, $3,684,745 was advanced to the Company by Five Arrows as a convertible loan, bearing interest at a rate of eight percent per annum payable at the time the loan was converted to shares of common stock. On April 30, 1999, the loan was converted to 387,868 shares of common stock of the Company. For the nine months ended September 30, 1999, the Company incurred approximately $54,000 in interest expense on this convertible loan.

6.       Other Assets:

         Other assets consists of acquisition fees, miscellaneous acquisition expenses that will be allocated to future Properties, and prepaid expenses.

7.       Redemption of Shares:

         The Company has a redemption plan under which the Company may elect to redeem shares, subject to certain conditions and limitations. During the nine months ended September 30, 1999, 3,000 shares of common stock were redeemed and retired.

8.       Stock Issuance Costs:

         The Company has incurred certain expenses associated with its offerings of shares, including commissions, marketing support and due diligence expense reimbursement fees, filing fees, legal, accounting, printing and escrow fees, which have been deducted from the gross proceeds of the offerings. Preliminary costs incurred prior to raising capital were advanced by the Advisor. The Advisor has agreed to pay all offering expenses (excluding commissions and marketing support and due diligence expense reimbursement fees) which exceed three percent of the gross offering proceeds received from the sale of shares of the Company in connection with the current offering.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                 STATEMENTS - CONTINUED Quarters and Nine Months
                        Ended September 30, 1999 and 1998


8.       Stock Issuance Costs - Continued:

         During the nine months ended September 30, 1999 and 1998, the Company incurred $18,913,477 and $1,769,263, respectively, in organizational and offering costs, including $13,224,189 and $1,370,665, respectively, in commissions and marketing support and due diligence expense reimbursement fee (see Note 10). Of these amounts, $18,913,477 and $1,764,292, respectively, have been treated as stock issuance costs and for the nine months ended September 30, 1998, $4,971 has been treated as organization costs. The stock issuance costs have been charged to stockholders' equity.

9.       Distributions:

         For the nine months ended September 30, 1999 and 1998, approximately 73 and 94 percent, respectively, of distributions paid to stockholders were considered ordinary income and approximately 27 percent and 6 percent, respectively, were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to the stockholders for the nine months ended September 30, 1999 and 1998, are required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders' 8 percent return on their invested capital. The characterization for tax purposes of distributions declared for the nine months ended September 30, 1999, may not be indicative of the results that may be expected for the year ending December 31, 1999.

10.      Related Party Transactions:

         During the nine months ended  September 30, 1999 and 1998,  the Company incurred $12,397,677 and $1,284,999, respectively, in selling commissions due to CNL Securities Corp. for services in connection with the offering of shares. A substantial portion of these amounts ($11,569,902 and $1,199,289, respectively) were or will be paid by CNL Securities Corp. as commissions to other brokers.

         In addition, CNL Securities Corp. is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of shares, all or a portion of which may be reallowed to other broker-dealers. During the nine months ended September 30, 1999 and 1998, the Company incurred $826,512 and $85,667, respectively, of such fees, the majority of which will be reallowed to other broker-dealers and from which all bona fide due diligence expenses will be paid.

         In addition, in connection with its current offering of common stock, the Company has agreed to issue and sell soliciting dealer warrants ("Soliciting Dealer Warrants") to CNL Securities Corp., the managing dealer of the Company. The price for each warrant will be $0.0008 and one warrant will be issued for every 25 shares sold by the managing dealer. All or a portion of the Soliciting Dealer Warrants may be reallowed to soliciting dealers with prior written approval from, and in the sole discretion of, the managing dealer, except where prohibited by either federal or state securities laws. The holder of a Soliciting Dealer Warrant will be entitled to purchase one share of common stock from the Company at a price of $12.00 during the five year period commencing the date the current offering began. No Soliciting Dealer Warrants, however, will be exercisable until one year from the date of issuance.

         The Advisor is entitled to receive acquisition fees for services rendered in connection with identifying and acquiring Properties, negotiating leases and obtaining financing on behalf of the Company. The fee is equal to 4.5% of gross proceeds of the offerings, loan proceeds from permanent financing and amounts outstanding on the line of credit, if any at the time the Company's stock is listed on a national or regional

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                 STATEMENTS - CONTINUED Quarters and Nine Months
                        Ended September 30, 1999 and 1998


10.      Related Party Transactions - Continued:

         stock exchange, but excluding that portion of the permanent financing used to finance Secured Equipment Leases. During the nine months ended September 30, 1999 and 1998, the Company incurred $8,007,241 and $770,999, respectively, of such fees. Such fees are included in land, buildings and equipment on operating leases, the investment in unconsolidated subsidiary and other assets at September 30, 1999 and 1998.

         The Company and the Advisor have entered into an advisory agreement pursuant to which the Advisor will receive a monthly asset management fee of one-twelfth of 0.60% of the Company's real estate value and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month. During the nine months ended September 30, 1999 and 1998, the Company incurred $87,146 and $27,246 of such fees, respectively.

         The Advisor and its affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offering of shares), on a day-to-day basis. The expenses incurred for these services were classified as follows for the nine months ended September 30:


                                                      1999           1998
                                                 -------------   ------------

                  Stock issuance costs              $2,467,852       $236,942
                  General operating and
                    administrative expenses            208,676         95,441
                                                 ==============  =============
                                                    $2,676,528       $332,383
                                                 ==============  =============

10.      Related Party Transactions - Continued:

         The amounts due to related parties consisted of the following at:

                                             September 30,     December 31,
                                                 1999              1998
                                             ------------     -------------

             Due to CNL Securities Corp.:
                 Commissions                     $174,354           $66,063
                 Marketing support and due
                    diligence expense
                    reimbursement fee              13,373             4,404
                                             -------------    --------------
                                                  187,727            70,467
                                             -------------    --------------

             Due to the Advisor:
                 Expenditures incurred on
                    behalf of the Company         184,930           110,496
                 Acquisition fees                 123,047           137,974
                                             -------------    --------------
                                                  307,977           248,470
                                             -------------    --------------
                                                 $495,704          $318,937
                                             =============    ==============

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                 STATEMENTS - CONTINUED Quarters and Nine Months
                        Ended September 30, 1999 and 1998


11.      Concentration of Credit Risk:

         Two lessees, STC Leasing Associates, LLC (which operates and leases the two Properties directly owned by the Company) and WI Hotel Leasing, LLC (which leases the seven Properties in which the Company owns an interest through Hotel Investors) each contributed more than ten percent of the Company's total rental income (including the Company's share of total rental income from Hotel Investors) for the nine months ended September 30, 1999. In addition, all of the Company's rental income (including the Company's share of rental income from Hotel Investors) was earned from Properties operating as Marriott(R) brand chains. Although the Company intends to acquire Properties located in various states and regions and to carefully screen its tenants in order to reduce risks of default, failure of these lessees or the Marriott brand chains could significantly impact the results of operations of the Company. However, management believes that the risk of such a default is reduced due to the essential or important nature of these Properties for the ongoing operations of the lessees.

         It is expected that the percentage of total rental income contributed by these lessees will decrease as additional Properties are acquired and leased during 1999 and subsequent years.

12.      Earnings Per Share:

         Basic earnings per share ("EPS") excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if other contracts to issue common stock were exercised and shared in the earnings of the Company. For the quarter and nine months ended September 30, 1999, approximately 7.36 million and 4.86 million shares, respectively, related to the conversion of Hotel Investors' Class A Preferred Stock to the Company's common stock, were considered dilutive after the application of the if converted method and were included in the denominator of the diluted EPS calculation. The numerator in the diluted EPS calculation includes an adjustment for the net earnings of Hotel Investors for the applicable period.

13.      Commitments and Contingencies:

         As of September 30, 1999, the Company has entered into four agreements to acquire, directly or indirectly, four hotel Properties. In connection with three of these agreements, the Company has a deposit in the form of a letter of credit, which is collateralized by a certificate of deposit, amounting to $5 million. In connection with the remaining agreement, Hotel Investors has a deposit of $3 million held in escrow. Of this amount, Five Arrows contributed $1.68 million and the Company contributed $1.32 million.

         In connection with the acquisition of the two Properties owned by the Company, the Company may be required to make an additional payment (the "Earnout Amount") of up to $1 million if certain earnout provisions are achieved by July 31, 2001. After July 31, 2001, the Company will no longer be obligated to make any payments under the earnout provision. The Earnout Amount is equal to the difference between earnings before interest, taxes, depreciation and amortization expense adjusted by the earnout factor (7.44), and the initial purchase price. Rental income will be adjusted upward in accordance with the lease agreements for any amount paid.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                 STATEMENTS - CONTINUED Quarters and Nine Months
                        Ended September 30, 1999 and 1998


14.      Subsequent Events:

         During the period October 1, 1999, through November 4, 1999, the Company received subscription proceeds for an additional 2,394,296 shares ($23,942,963) of common stock.

         On October 1, 1999 and November 1, 1999, the Company declared distributions totalling $1,352,274 and $1,468,292, respectively, or $0.0604 per share of common stock, payable in December 1999, to stockholders of record on October 1, 1999 and November 1, 1999, respectively.

         On October 26, 1999, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission in connection with the proposed sale by the Company of up to an additional 45,000,000 shares of common stock ($450,000,000) (the "2000 Offering") in an offering expected to commence immediately following the completion of the Company's 1999 Offering. Of the 45,000,000 shares of common stock to be offered, 5,000,000 will be available to stockholders purchasing shares through the reinvestment plan.